285 Ghim Moh Road
Block C Level 2
Singapore 279622
Robinson Road P.O. Box 746
Telephone: (65) 6597 6515
Facsimile: (65) 6774 8110
Website: www.moe.gov.sg

Ministry of Education
SINGAPORE

Date: 21 Nov 2019

REF. NO: MOE/19/PB/08-017
SUPPLY OF SWIMSAFER 2.0 AND SINGAPORE SWIMMING PROFICIENCY AWARD INSTRUCTORS

Dear Tenderer,

1. The Ministry of Education, for and on behalf of the Government of the Republic of Singapore is pleased to invite you to participate in the above open tender published on Government e-Business (GeIZ) Homepage in http://www.gebiz.gov.sg.

Tender Closing Date & Time - 16 Dec 2019, 4PM (Monday)
Validity Period - 4 calendar months from closing date shown above

2. You are required to read the instructions attached to this invitation carefully before responding to the tender:

Annex A	Instructions to Tenderers
Annex B	Master Conditions of Contract
Annex B1	Undertaking to Safeguard Official Information
Annex C	Terms and Conditions Governing Purchase Orders
Annex D	Requirement Specifications
Annex E	Evaluation Criteria
Annex F	Form of Tender
Appendix 1	Price Proposal
Appendix 2	Expectations of Instructors
Appendix 3	Instructors Deployment List

3. Interested Tenderers are required to attend a compulsory briefing. Tender Offers submitted by Tenderers who do not attend the compulsory briefing will not be considered for evaluation and award. Details of the briefing are below:

Date: 29 November 2019, Friday

Time: 2.30pm

Venue: PSOEB Conference Room, 21 Evans Road Singapore 259366

Interested Tenderers shall email the following contact to confirm attendance for the briefing by 28 November, Thursday, 3pm.

Contact Person: Aaron Koh Sheng Min
Email: Aaron_KOH@moe.gov.sg
Information required: Up to 2 rep per Tenderer. Details of rep(s) include company name, full name, designation, email address and contact number.

4. The Schedule of Prices Received and the Notice of Award will only be published in the GeBIZ Partner homepage in the internet. For any clarification related to the above tender, please contact: Ms Phua Gouyue (tel: 6704 4647, email: PHUA_Gouyue@moe.gov.sg). For any enquiries regarding the Requirement Specifications, please contact Mr Aaron Koh Sheng Min (tel: 6460 9874, email: Aaron_KOH@moe.gov.sg).

5 a. This is for a Period Contract of **two (2)** base years from the date of award, with an option to extend for a further period of **two (2)** years. The awarded tenderer(s) shall provide the services in accordance with the Orders issued by Customers as defined in the Contract.

b. All prices shall be quoted in Singapore dollars.

c. Tenderers shall submit the required in formation according to the format in Appendix 1 ("Price Proposal"). Failure to submit the information in accordance with the format in Appendix 1 may render the Tender Offer liable for disqualification.

d. Tenderers are to submit their Unit Prices for all items tendered and completed Annexes such as Price Proposal and any other supporting documents electronically through GeBIZ. The Authority reserves the right to reject Tender Offers that do not comply with this requirement.

e. For submitting alternate offers (such as different brands or models, etc.), Tenderers shall click on the 'Add Alternate Response' button and put in their bids in the system so that all offers (i.e. both main and alternate offers) will be submitted electronically in GeBIZ. The Authority reserves the right to reject bids not submitted electronically through GeBIZ. Tenderers shall submit other tender documents (such as Annex B1 and F, and Appendix 1) electronically through GeBIZ.

f. Successful tenderer(s), who are registered with Singapore's Accounting & Corporate Regulatory Authority (ACRA), shall issue electronic invoice to the Authority when requesting for payment (please refer to https://app.vendors.gov.sg/Index.aspx for more information).

g. Successful tenderer(s) is/are strongly encouraged to accept payment through Inter-Bank GIRO (IBG) and to provide the bank account number to the Authority upon award of Tender. The successful tenderers shall update the Authority of any

changes to their bank account details at the time of issuing the electronic invoice to the Authority for any payments that are due to them.

h. The contractor shall provide electronic mail facility to facilitate correspondence with the Authority, as well as to make use of the GeBIZ which will semi-automate the issue of purchase orders and payments.

Yours faithfully,

Lau Hock Bee
Director, Procurement
Finance and Procurement Division
for Permanent Secretary (Education)

ANNEX A

INSTRUCTIONS TO TENDERERS

1. DEFINITIONS

1.1 All terms referred to in this Invitation to Tender shall have the meanings ascribed to them in the Conditions of Contract, unless otherwise defined herein or the context otherwise requires.

2. NOT IN USE

3. ELIGIBILITY

3.1 All persons or entities who are debarred from participating in public sector tenders are not eligible to participate in this Invitation to Tender. Where a Tenderer is debarred after the submission of its Tender Offer, the Tenderer shall not be considered for the award of this Invitation to Tender. If a Tender Offer is submitted without explicitly mentioning that the Tenderer is currently debarred, the Authority shall treat the submission of the Tender Offer as an express continuing declaration by the Tenderer that the Tenderer is in fact eligible to participate in this Invitation to Tender and, if such a declaration is discovered to be false, the Authority will be entitled to, at any time, rescind any contracts entered into pursuant to such a Tender Offer without the Authority being liable therefor in damages or compensation.

4. SUBMISSION OF TENDER OFFER

4.1 Tenderers shall submit their Tender Offers in accordance with the following mode of submission:

Information or document(s) in Tender Offer	Mode of Submission	Closing Date and Time (Singapore Time)
1) <u>Unit prices for the supply of SwimSafer 2.0 programme and SSPA instructors</u> a) 12-hour session b) Additional 1-hour session c) Additional 1.25-hour session d) Additional 1.5-hour session e) Additional 2-hour session f) Make-up assessment due to failure/absenteeism g) Make-up assessment due to inclement weather	**Offer(s)/Price(s) shall be submitted to the Authority using GeBIZ.**	16 December 2019, 4PM (Monday)
1) Duly completed and endorsed Annex B-1: Undertaking To Safeguard Official		

Information 2) Duly completed Price Schedule (including concurrent capacity) (Appendix 1) 3) Form of Tender (Annex F) 4) Required Information as stipulated in Annex D such as: a) Proposed Training Programme for Singapore Swimming Proficiency Award (SSPA) b) Contingency plans for Inclement Weather for SwimSafer 2.0 programme c) Track records and positive feedbacks received for SwimSafer 2.0 and/or SSPA Programme from 01 Jan 2018 to date d) Instructors Deployment List for all proposed instructors (Appendix 3) 5) Any other supporting documents	**This shall be submitted to the Authority using GeBIZ.**	16 December 2019, 4PM (Monday)

42 Where Tender Offers are to be submitted using GeBIZ, Tenderers shall submit all documents forming part of their Tender Offers in accordance with the Terms and Conditions For Use Of The Government Electronic Business (**GeBIZ**). Such documents may be submitted through GeBIZ without any handwritten signature. The Authority shall be entitled to rely on the use or entry of the prescribed Authentication Device (as defined in the Terms and Conditions For Use Of The Government Electronic Business) by the Tenderer or its representative(s) as the authorised signature of the Tenderer, as conclusive evidence of the authenticity of the submitted document and the authority of the originator of the submitted document.

43 NOT IN USE

44 The Authority reserves the right to reject Tender Offers not submitted in accordance with the mode(s) of submission specified in these Instructions to Tenderers.

45 NOT IN USE

46 The Tender Offer must include:

(a) the Form of Tender fully completed; and

(b) an address where any notice, request, waiver, consent or approval required to be sent to the Tenderer in connection therewith can be directed to.

5. COMPLIANCE WITH INSTRUCTIONS

5.1 Tender Offers will be accepted only if submitted according to the instructions contained and in the form(s) prescribed in this Invitation to Tender. Any Tender Offer which attempts to vary or fails to comply with any provision of this Invitation to Tender is liable to be rejected.

5.2 The Tenderer's Tender Offer may include alternative offer(s) which comply with this Invitation to Tender (including the Requirement Specifications).

6. TENDERING PERIOD

6.1 This Invitation to Tender shall be closed on the Closing Date and Time. "**Closing Date and Time**" means the date and time specified in Clause 4.1, or such other date and time as notified by the Authority from time to time through GeBIZ. Tender Offers received after the Closing Date and Time shall be disqualified.

7. VALIDITY PERIOD

7.1 Tender Offers submitted shall remain valid for acceptance for the Validity Period. "**Validity Period**" means a period of 4 calendar months from the Closing Date and Time, or such longer period as may separately be agreed in writing between the Tenderer and the Authority.

8. WITHDRAWAL OF TENDER OFFER

8.1 No Tender Offer may be withdrawn after the Closing Date and Time. Any Tenderer who attempts to do so may, in addition to any remedy which the Authority may have against it, be liable to be debarred from future public sector tenders.

9. REQUIREMENT SPECIFICATIONS

9.1 The Goods and Services offered under a Tender Offer shall comply with the Requirement Specifications of this Invitation to Tender.

10. ACCEPTANCE OF TENDER OFFER

10.1 The Authority shall be under no obligation to accept the lowest priced or any Tender Offer.

10.2 The Authority may accept the whole or any part(s) of the Tender Offer as it may decide, unless the Tenderer expressly stipulates in its Tender Offer that certain parts of the Tender Offer are to be treated as indivisible. The prices shall be adjusted in accordance with the schedules of prices set out in the Tender Offer.

10.3 The issuance by the Authority of a Letter of Acceptance accepting the Tenderer's Tender Offer or part of the Tender Offer shall create a binding contract (to the extent accepted by the Authority) between the Authority and such Tenderer. The Conditions of Contract shall apply to such contract.

10.4 The Letter of Acceptance may be issued:

(a) through GeBIZ to the successful Tenderer; or

(b) to the successful Tenderer's address as given in its Tender Offer by hand or by post.

Such issuance of the Letter of Acceptance through GeBIZ, by hand or post shall be deemed effective communication of acceptance.

10.5 Notwithstanding the issuance of the Letter of Acceptance, the Authority may at its discretion require the Tenderer to sign a formal agreement in respect of the Contract and the Tenderer shall do so without unnecessary delay. In the event that the Tender Offer is submitted by a duly authorised agent, the formal agreement is to be executed by his principal.

10.6 The Authority shall have the right to accept the Tender Offers of one or more Tenderers.

11. NOT IN USE

12. GEBIZ

12.1 Tenderers are put on notice that business transactions with the Authority shall be conducted by the electronic exchange of information using the GeBIZ system or such other mode as the Authority may specify.

12.2 It shall be the Tenderer's responsibility to check GeBIZ for any addendum, corrigendum or other documents that may be issued in respect of this Invitation to Tender before the Closing Date and Time.

13. NOT IN USE

14. NOT IN USE

15. DEMONSTRATION OF CLAIMED CAPABILITIES

15.1 At the request of the Authority, the Tenderer shall, at its own expense, prepare and conduct locally, demonstrations or presentations to substantiate the Tenderer's capabilities as described in its Tender Offer.

15.2 The Authority is entitled to require the Tenderer to make available all necessary information and equipment to enable the Tenderer to demonstrate the claims in its Tender Offer.

16. LANGUAGE

16.1 The Tender Offer and all supporting data and all documentation to be supplied by the Tenderer shall be written in readily comprehensible English language.

17. EXPORT APPROVAL

17.1 The Tenderer shall indicate clearly whether there is any requirement for the Authority to furnish end-user certificates or statements. The Tenderer shall also indicate clearly in its Tender Offer if there is a need for the Authority to enter into separate agreement(s) with the Tenderer to satisfy export requirements of the Tenderer's or any foreign government.

18. CONFIDENTIALITY

18.1 Except with the consent in writing of the Authority the Tenderer shall not disclose to any person (other than employees, servants and agents on a "need- to-know" basis for the purposes of preparing or submitting a Tender Offer or subsequently clarifications) this Invitation to Tender, or any of its provisions, or any specifications, plans, drawings, patterns, samples or information issued by the Authority.

18.2 The Authority may require an unsuccessful Tenderer to return or destroy any specifications, plans, drawings, patterns, samples or information issued by the Authority in connection with this Invitation to Tender.

19. OWNERSHIP OF TENDER DOCUMENTS

19.1 All documents submitted by the Tenderer in response to this Invitation to Tender shall become the property of the Authority. However, intellectual property in the information contained in the Tender Offer shall remain vested in the Tenderer. This Clause is without prejudice to any provisions to the contrary in any subsequent contract between the Tenderer and the Authority.

20. ALTERATION, ERASURES OR ILLEGIBILITY

20.1 Except for amendments to the entries made by the Tenderer itself which are initialled by the Tenderer, Tender Offers bearing any other alterations or erasures and Tender Offers in which prices are not legibly stated are liable to be rejected.

21. AUTHORITY'S CLARIFICATIONS OF THE TENDERER'S TENDER OFFER

21.1 In the event that the Authority seeks clarification on any aspect of the Tenderer's Tender Offer, the Tenderer shall provide full and comprehensive responses within seven (7) days of notification.

22. TENDER OFFER

22.1 The Tenderer shall satisfy itself before tendering as to the correctness and sufficiency of its Tender Offer for the supply of the Goods and Services, and all matters and things necessary for the proper execution and completion of such supply, including any duties, customs and excise, licences, transport and insurance expenses, regardless of whether such matters or things were specifically set out in this Invitation to Tender.

22.2 The Tenderer shall ensure that its Tender Offer is complete, and that the information in its Tender Offer is clearly visible without further action required by the Authority. In particular, the Tenderer shall ensure that all information in any softcopy or spreadsheet or other document is not hidden in rows or otherwise not visible. Any part of the Tender Offer that is not clearly visible without further action required by the Authority may be excluded from the Tender Offer and may not be considered in the evaluation of such Tender Offer.

22.3 The Tenderer shall be deemed to have been thoroughly acquainted by its own independent observations and enquiries as to all matters which can in any way influence its Tender Price.

22.4 The Tender Price shall be deemed to have included the delivery of all items and performance of all works and services to meet the requirements as specified in the Requirement Specifications irrespective of whether such items, works and/or services have been specifically listed or priced in the Tender Offer.

22.5 The Tenderer shall notify the Authority in writing of any ambiguity, discrepancy, conflict, inconsistency or omission in or between any of the documents in this Invitation to Tender and seek clarification about the same from the Authority at least seven (7) days before the Closing Date and Time.

22.6 No oral representation shall be:

(a) binding on the Authority; or

(b) construed as modifying or varying any of the provisions of this Invitation to Tender.

23. EXPENSE OF TENDERER

23.1 In no case will any expense incurred by the Tenderer in the preparation or submission of its Tender Offer or subsequent clarifications be borne by the Authority.

24. GOODS AND SERVICES TAX

24.1 The Tenderer shall not include in the rates and prices proposed in its Tender Offer, GST chargeable for the supply of goods or services required in this Invitation to Tender. All rates and prices quoted shall be exclusive of GST.

24.2 If the Contractor is a taxable person under the GST Act, the Authority shall reimburse the Contractor for the GST charged on the supply by the Contractor of goods and services provided pursuant to this Invitation to Tender.

25. GST REGISTRATION

25.1 The Tenderer shall declare its GST status in its Tender Offer. The Tenderer shall clearly indicate whether it is, or will be, a taxable person under the GST Act. The Tenderer shall furnish its GST registration number to the Authority, if available.

25.2 A Tenderer who declares itself to be a non-taxable person under the GST Act but which becomes a taxable person at any time thereafter shall forthwith inform the Authority of its change in GST status. The Tenderer shall be entitled to reimbursement from the Authority of any GST charged on the supply of goods or services made by it after its change in GST status.

26. GOVERNING LAW

26.1 All Tender Offers submitted pursuant to this Invitation to Tender and any resultant contracts shall be governed by the laws of the Republic of Singapore.

27. OWNERSHIP STATUS OF TENDERER

27.1 The Tenderer shall provide in its Tender Offer full information on:

(a) the name and address of any person, company or corporation which Controls the Tenderer; and

(b) the number, percentage and class of shares held by such person, company or corporation.

28. SHORTLISTING TENDERERS

28.1 The Authority reserves the right to shortlist Tenderers in accordance with the criteria set forth in this Invitation to Tender, and give those so shortlisted the opportunity to submit new or amended Tender Offers on the basis of the Authority's revised requirements, in accordance with a common deadline.

28.2 Tender Offers received based on the firm and updated requirements shall form the basis of the final tender evaluation. The Tender Offers received in the final round shall be complete and comprehensive, and shall over-ride all Tender Offers previously submitted. The final Tender Offer shall not make references to previous Tender Offers. All Tender Offers received in the previous rounds shall be treated as lapsed. Such final Tender Offers shall be submitted as instructed by the Authority.

29. CONSORTIUM

29.1 In this Invitation to Tender, "**Consortium**" means an unincorporated joint venture through the medium of a consortium or a partnership.

29.2 The following shall apply if a Tender Offer is submitted by a Consortium:

(a) each member of the Consortium shall be a business organisation duly organised, existing and registered under the laws of its country of domicile;

(b) no Consortium shall include a member who has been debarred from public sector tenders;

(c) after the submission of the Tender Offer, any introduction of, or changes to, Consortium membership must be approved in writing by the Authority. Changes made without the Authority's written approval may render the

Tender Offer liable to be rejected;

(d) the following documents must be submitted with the Tender Offer:

(i) a certified copy of the consortium or partnership agreement, signed by all members of the Consortium, the terms of which shall include the terms set out in Clause 21 of the Conditions of Contract;

(ii) **the Tender Offer is to be submitted by a member of the Consortium ("Lead Member").** Documentary proof must be provided that the Lead Member is authorised by all members of the Consortium to submit and sign the Tender Offer, receive instruction, give any information, accept any contract and act for and on behalf of all the members of the Consortium. The documentary proof can be in the form of:

(A) relevant provision(s) in the certified copy of the consortium or partnership agreement; or

(B) certified copies of powers of attorney from each member of the Consortium;

(e) information must be submitted with respect to:

(i) the legal relationship among the members of the Consortium;

(ii) the role and responsibility of each member of the Consortium; and

(iii) the address of the Consortium to which the Authority may send any notice, request, clarification or correspondence;

(f) if the Authority issues a Letter of Acceptance to a Consortium:

(i) the Letter of Acceptance may be issued through GeBIZ or handed to or posted to the address of the Lead Member of the Consortium given in the Tender Offer;

(ii) the issuance by the Authority of a Letter of Acceptance shall create a binding contract on all the members of the Consortium;

(iii) each member of the Consortium shall be jointly and severally responsible to the Authority for the due performance of the Contract;

(iv) as and when requested by the Authority, all members of the Consortium shall be required to sign a formal agreement in the appropriate form with the Authority. Until the said formal agreement is prepared and executed, the Consortium's Tender Offer together with the Authority's Letter of Acceptance, shall constitute a contract binding on all the members of the Consortium; and

(v) in the event that any member of the Consortium withdraws from the Consortium or is adjudicated a bankrupt by a duly constituted judicial tribunal, or goes into liquidation in accordance with the laws of the country of incorporation, the remaining member(s) of the Consortium shall be obliged to carry out and complete

the Contract.

30. CORRIGENDA TO INVITATION TO TENDER

30.1 The Authority reserves the right to amend any terms in, or to issue supplementary terms to this Invitation to Tender at any time prior to the Closing Date and Time.

31. DISCLAIMER AND LIMITATION OF LIABILITY

31.1 This Invitation to Tender may not contain all information which Tenderers may require. Tenderers should therefore make their own inquiries and seek such clarifications they think necessary. The Authority shall not be liable to any Tenderer for any information in this Invitation to Tender which is incomplete or inaccurate.

31.2 The Authority shall not be liable for any loss of profit or indirect or consequential losses arising from or in connection with the Authority's failure to comply with its legal obligations in conducting this Invitation to Tender, considering or evaluating any Tender Offer or accepting any Tender Offer. Any liability shall be limited to the costs of preparing and submitting the Tender Offer reasonably incurred by the Tenderer.

32. TENDER BRIEF

32.1 Interested Tenderers are required to attend a compulsory briefing. Tender Offers submitted by Tenderers who do not attend the compulsory briefing will not be considered. Details of the briefing are below:

Date: 29 November 2019, Friday

Time: 2.30pm

Venue: PSOEB Conference Room, 21 Evans Road Singapore 259366

Interested Tenderers shall email the following contact to confirm attendance for the briefing by 28 November, Thursday, 3pm.

Contact Person: Aaron Koh Sheng Min

Email: Aaron_KOH@moe.gov.sg

Information required: Up to 2 rep per Tenderer. Details of rep(s) include company name, full name, designation, email address and contact number.

MASTER CONDITIONS OF CONTRACT

1. DEFINITIONS

1.1 In these Conditions, the following expressions shall, unless the context otherwise requires, have the following meanings assigned to them:

"Authority"	means the Government of the Republic of Singapore, represented by the Ministry of Education and includes any officer authorised by the Permanent Secretary of the Ministry of Education to act on its behalf.
"Calendar"	means the Gregorian Calendar.
"Consortium"	means an unincorporated joint venture through the medium of a consortium or a partnership.
"Contractor"	means a Tenderer whose Tender Offer has been accepted by the Authority and includes that Tenderer's duly appointed representatives, successors and permitted assignees and, where the context so admits, shall include that Tenderer's servants and agents.
"Customer"	means the Authority, including any school owned and operated by the Government whether or not the school exists at the time the Invitation to Tender is issued, or the owner of a Participating School specified in the list furnished by the Authority under Clause 7.2.
"GeBIZ Agreement"	means the Terms and Conditions for Use of the Government Electronic Business found at www.gebiz.gov.sg or such other place as may be specified by the Government from time to time.
"Government"	means the Government of the Republic of Singapore as a whole including all its Ministries, government departments and organs of state and, where the context so admits, its servants and agents.
"Invitation to Tender"	means the invitation to participate in this Invitation to Tender and comprises all documents forwarded to the Tenderer inclusive of the Invitation Letter, Form of Tender, Instructions to Tenderers, Master Conditions of Contract, Terms and Conditions Governing Purchase Orders, Requirement Specifications and any other documents and forms enclosed.
"Letter of Acceptance"	means the letter issued by the Authority accepting the Tenderer's Tender Offer.
"Master Contract"	means the resultant contract between the Authority and the Contractor as a result of the Authority's acceptance of the Contractor's Offer, which terms and conditions are contained in the following:

a. The Instructions to Tenderers at Annex A of the Invitation to Tender
b. These Master Conditions of Contract,
c. The Contractor's Tender Offer (to the extent accepted by the Authority),
d. The Authority's Letter of Acceptance,
e. The Requirement Specifications at Annex D of this Invitation to Tender,
f. The Form of Tender at Annex F of the Invitation to Tender duly completed by the Contractor,
g. Any correspondence exchanged between the Authority and the Contractor which is agreed to by the Authority in writing as forming part of the contract, and
h. Any formal Agreement executed between the Parties.

"Master Contract Period" means the period defined in Clause 3 below.

"Participating School" means such school owned and operated by a person who is not the Government, as the Government may from time to time notify in writing in accordance with Clause 7.2, whether or not the school exists at the time the Invitation to Tender is issued.

"Products" means the items specified in the Requirement Specifications which the Contractor is required to supply for purchase under this Master Contract.

"Parties" refer to the Authority and the Contractor.

"person" includes a company or a society.

"Purchase Order" means an order to purchase Services from a Customer to the Contractor which makes reference to the Master Contract.

"Requirement Specifications" means the specifications issued by the Authority to Tenderers for the purpose of inviting Tenderers to submit Tender Offers, which are set out in Annex D of the Invitation to Tender.

"Services" means all the work and services specified in the Requirement Specifications which the Contractor is required to provide under the Master Contract.

"Tenderer" means a person or his permitted assigns offering to supply the Services in response to the Invitation to Tender.

"Tender Offer" means the offer submitted by a Tenderer to supply the Services in response to the Invitation to Tender.

"Tender Price" means the charges or prices for the Services which the Contractor offered in his Tender Offer.

1.2 Words importing the singular only shall also include the plural and vice versa where the context requires.

1.3 The headings in this Master Contract are for convenience of reference only and shall not be considered in the interpretation or construction of this Master Contract.

1.4 References to a person include any company, limited liability partnership, partnership, business trust, unincorporated association or government agency (whether or not having separate legal personality).

1.5 Unless a contrary intention appears, a reference in the Master Contract to "including" shall not be construed restrictively but shall mean "including without prejudice to the generality of the foregoing" and "including but without limitation".

1.6 Unless otherwise provided, any reference to any statute or legislation shall be deemed a reference to such statute or legislation as amended from time to time and be deemed to include any subsidiary legislation made under it.

1.7 In the Master Contract, "month" means calendar month and "day" means calendar day.

1.8 For the purposes of computing time, unless the contrary intention appears, a period of days from the happening of an event or the doing of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done.

2. SCOPE OF CONTRACT

2.1 In consideration of the Authority agreeing to pay the Contractor the sum of Singapore Dollar One only ($1.00) upon demand, and in consideration of the Authority's covenants set out in this Master Contract, the Contractor agrees:

(a) to provide the Products and Services to the Customers, at the charges or prices specified in this Master Contract and in accordance with each Purchase Order in every respect, as and when Purchase Orders are issued during the Contract Period by the Customers; and

(b) to faithfully observe all the terms and conditions of this Master Contract according to their true intents and purposes.

2.2 Subject to the terms of this Master Contract, a Customer shall have the option to purchase the Services in accordance with the Requirement Specifications and shall submit a Purchase Order accordingly.

3. MASTER CONTRACT PERIOD

3.1 This Master Contract shall be valid upon issuance of the Letter of Acceptance or contract signing and the services shall commence on the date of commencement specified in the Letter of Acceptance and shall continue in force for a period of **two (2) years**, unless terminated in accordance with the terms of this Master Contract.

3.2 The Master Contract Period may be extended for a period of **two (2) years** by notice in writing from the Authority prior to the expiry of any subsisting Master Contract Period. The option to extend the Master Contract Period shall be at the sole discretion of the Authority. The option, if exercised, shall be on the same terms and conditions as

those contained in the Master Contract, and any other terms that may be mutually agreed in writing.

3.3 The Contractor shall not withdraw from his obligations under this Master Contract or terminate or purport to terminate this Master Contract prior to the expiry of the Master Contract Period otherwise than pursuant to a right of termination, if any, expressly conferred in this Master Contract.

4 NO ASSURANCE OF ORDERS

4.1 Nothing in this Master Contract shall be construed as providing or implying that:

(a) the Contractor has a right to be the sole supplier, or all the Contractors collectively have a right to be sole suppliers, of the Products and Services to any Customer;

(b) any Customer is under an obligation to order any or any minimum number or value of Products and Services if at all; or

(c) any Purchase Order will be placed with the Contractor.

4.2 The Contractor is put on notice and agrees that the Authority may enter into contracts with the same or similar scope with other suppliers.

5 NOT IN USE

6 STATUS OF PURCHASE ORDERS

6.1 Each Purchase Order shall constitute a separate contract between the Contractor and the Customer who issued the Purchase Order for the supply of the Products and Services as specified in that Purchase Order.

6.2 Notwithstanding anything to the contrary, the contract referred to at Clause 6.1 above is formed on the date on which the Purchase Order is issued by the Customer.

6.3 The contract referred to at Clause 6.1 above shall be governed by:

(a) the Terms and Conditions Governing Purchase Orders for Product and Services set out in **Annex C** in the case of an order for Products and Services set out therein; and

(b) the Requirement Specifications set out in **Annex D**.

7 CUSTOMERS

7.1 The Authority shall communicate the existence and the terms of this Master Contract to all Customers.

7.2 The Authority shall furnish the Contractor with:

(a) a list of Customers as soon as practicable after the commencement of this Master Contract; and

(b) an updated list of Customers within a reasonable time as and when:

(i) there is any change to the list of Customers (whether through any addition to the list or any withdrawal or deletion therefrom); or

(ii) a written request for an updated list is received from the Contractor.

7.3 The list of Customers provided by the Authority from time to time shall be conclusive evidence of whether any Person is a Customer.

7.4 A school owned or operated by the Government or a Participating School may become a Customer if it is listed as a Customer in accordance with Clause 7.2.

7.5 The Contractor agrees that where the Customer is not the Government, the Authority shall NOT be responsible or be held liable for the acts or omission of that Customer. Accordingly, the Contractor agrees not to sue or to hold the Authority liable for any act or omission of such a Customer. The Contractor's remedies, if any, against any such Customer shall be pursuant to its separate contract(s) with that Customer.

7.6 The Contractor shall not be bound to act on any Purchase Order by a Person who is not set out in the most updated list of Customers. The Authority shall be immediately informed within one (1) working day of receipt by the Contractor of any such request from an unlisted Person.

8 RATE CHARGED TO THE CUSTOMERS

8.1 Any Customer who has raised a Purchase Order in accordance with the Master Contract shall be deemed to have consented to the terms and conditions provided in the Master Contract and shall be entitled to the Tender Price established under the Master Contract.

8.2 The purchase prices for Products and Services under this Master Contract shall not be higher than those offered by the Contractor to any buyer in Singapore other than the Customers. If at any time during the Master Contract Period —

(a) the Contractor makes available to any buyer in Singapore terms and conditions for any of the Products and Services which are more favourable than those offered under this Master Contract; or

(b) the market rate of any of the Products and Services is lower than the purchase prices under this Master Contract,

such terms and conditions or market rates shall be communicated to the Authority immediately and be made available to all the Customers.

8.3 Without prejudice to Clause 8.2 above, the Contractor shall inform the Authority immediately of any downward adjustment of prices.

8.4 Clause 8.2 shall not apply if the Contractor obtains the written consent of the Authority to waive the operation of Clause 8.2.

9. SAMPLE TESTING

9.1 The Authority shall have the right to call for sample of the Goods to be supplied under the Master Contract for approval and for such further samples as are required until the samples submitted are in accordance with the requirements of the Master Contract. Upon the approval of the Authority the approved samples shall form the standards to be maintained for the duration of the Master Contract. The Authority shall have the right to submit any Goods supplied to expert examination and/or test and all costs in connection therewith shall be borne by the Contractor unless such examination and/or test shows that the said Goods are in accordance with the Master Contract or with the approved samples.

10. OBSOLETE MODEL

10.1 In the event that the model of the goods to be offered by the Contractor in his Tender Offer has become obsolete and cannot be supplied if a Purchase Order is issued for it, the Contractor shall make available an improved model to the Authority at the same or lower price than that of the obsolete model. Provided that the Contractor must obtain the written approval of the Authority at least 14 days before supplying the improved mode. If the written approval is granted, the obsolete model shall be replaced by the improved model thereafter, and all references to the obsolete model in the Master Contract shall be deemed to be amended to refer to the improved model. The Contractor shall not supply the obsolete model thereafter.

11. RIGHTS OF THIRD PARTIES

11.1. Save for the rights of Customers against the Contractor, a person who is not a party to this Master Contract shall have no right under the *Contracts (Rights of Third Parties) Act* to enforce any of its terms.

11.2 The Customers shall have no rights to enforce the terms of this Master Contract against the Authority.

12 GIFTS, INDUCEMENTS AND REWARDS

12.1 The Authority shall be entitled to immediately terminate or rescind the Contract and recover from the Contractor the amount of any loss resulting from such termination or rescission if:

(a) any Contractor Representative has offered or given or agreed to give to any person any gift or consideration of any kind as an inducement or reward for:

(i) doing or forbearing to do or for having done or forborne to do any act in relation to the obtaining or performance of the Contract; or

(ii) showing favour to any person in relation to any contract with the Authority; or

(b) any Contractor Representative has engaged in any activity or conduct that has resulted or will result in a violation of any Anti-Corruption Laws.

12.2 In this Clause 12:

"Anti-Corruption Laws" means:

(a) Chapter IX of the Penal Code (Cap. 224);

(b) the Prevention of Corruption Act (Cap. 241); and

(c) any other applicable law including any foreign law which:

(i) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; or

(ii) is broadly equivalent to the laws set out in paragraphs (a) or (b) or which has as its objective the prevention of corruption.

"Contractor Representative" means any of the following:

(a) the Contractor;

(b) any person employed by the Contractor; or

(c) any person acting on behalf of the Contractor (whether with or without the knowledge of the Contractor).

13 SUB-CONTRACTING AND ASSIGNING

13.1 The Contractor shall not sub-contract or assign the Master Contract or any part of it without the prior written consent of the Authority.

13.2 The Contractor shall be responsible for the acts, defaults, negligence and omissions of any Subcontractor, their agents, servants or workmen.

14 APPLICABLE LAW

14.1 The Master Contract shall be subject to, governed by and interpreted in accordance with the laws of the Republic of Singapore for every purpose.

14A FORCE MAJEURE

14A.1 Neither Party shall be liable for any failure to perform its obligations under the Master Contract if the failure results from events which are beyond its reasonable control ("Force Majeure Event") provided always that whenever possible the affected Party will resume that obligation as soon as the factor or event occasioning the failure ceases or abates. For purposes of the Master Contract, "Force Majeure Event" shall include acts of God, acts of civil or military Authority, civil disturbance, wars, strikes, fires and other catastrophes.

14A.2 If the effect of any Force Majeure Event continues for a period exceeding one month, the Authority may at any time thereafter give notice to the Contractor to terminate the Contract with immediate effect without being liable to the Contractor in damages or compensation.

14A.3 If a Force Majeure Event occurs, the Contractor or the Authority (as the case may be) shall for the duration of such Force Majeure Event be relieved of any obligation under the Contract as is affected by the Force Majeure Event except that the provisions of the Contract shall remain in force with regard to all other obligations under the Contract which are not affected by the Force Majeure Event.

14A.4 Failure of the Contractor's Subcontractors or suppliers to perform their obligations shall not be regarded as events beyond the control of the Contractor.

15. TERMINATION OF MASTER CONTRACT

15.1 The Authority shall have the right to terminate this Master Contract if the Contractor commits a breach of his contractual obligations under this Master Contract or under a Purchase Order that is incapable of remedy or, where the breach is capable of remedy, does not remedy the breach within fourteen (14) days of being served with a written notice from the Authority to do so.

15.2 The Authority may terminate this Master Contract immediately by written notice to the Contractor if:

(a) where the Contractor is a company, a receiver, manager or liquidator has been appointed for the Contractor, or a resolution for winding-up the Contractor (other than for the purpose of amalgamation or reconstruction) has been passed, or the Contractor is subject to a winding up order of a court of competent jurisdiction;

(b) where the Contractor is a partnership, the partnership has dissolved or has a bankruptcy order made against it;

(c) where the Contractor is an individual, the Contractor commits an act of bankruptcy, is adjudged bankrupt by a court of competent jurisdiction, or dies;

(d) the Contractor has entered into any composition or similar arrangement with his creditors or becomes insolvent; or

(e) the Contractor is debarred from participating in public sector tenders.

15.3 The Authority shall also have the right to terminate this Master Contract or any part thereof by giving one (1) month's notice in writing. The Authority shall not be obliged to assign any reason for any such termination and the Contractor shall have no claim to any damages or compensation. For the avoidance of doubt, the termination of this Master Contract will have no effect on the validity of Purchase Orders issued prior to the termination.

16. EFFECT OF TERMINATION

16.1 On the termination of this Master Contract, the rights and obligations of the parties under this Master Contract shall automatically terminate except –

(a) for such rights of action as shall have accrued prior to such termination and any obligation which expressly or by implication are intended to come into or continue in force on or after such termination; and

(b) that the terms of this Master Contract shall remain in full force and effect to the extent and for the period necessary to permit the Contractor properly to perform his continuing obligations under each Purchase Order subsisting at the date of termination.

16.2 Each Purchase Order then subsisting shall, unless otherwise provided in this Master Contract or in the Terms and Conditions Governing Purchase Orders, continue in effect and shall survive the termination of this Master Contract.

17. NOT IN USE

18. WAIVER AND VARIATION OF AGREEMENT

18.1 In no event shall any delay, failure or omission on the part of either of the Parties in enforcing any right, power, privilege, claim or remedy ("Remedy"), which is conferred under the Master Contract or at law or in equity, or arises from any breach by the other Party, (a) be deemed to be or be construed as a waiver or variation thereof, or of any other such Remedy, in respect of the particular circumstances in question, or (b) operate so as to bar the enforcement or exercise thereof, or of any other such Remedy in any other instances at any time or times thereafter.

18.2 No waiver of any breach of the Master Contract shall be deemed to be a waiver of any other or of any subsequent breach.

18.3 Any waiver granted under the Master Contract must be in writing and may be given subject to conditions. Such waiver under the Contract shall be effective only in the instance and for the purpose for which it is given.

19. INTELLECTUAL PROPERTY RIGHTS

19.1 The Contractor warrants that the Goods do not infringe any copyrights, and all rights in relation to inventions, registered and unregistered trademarks (including service marks), registered and unregistered designs, circuit layouts, know how and any other rights resulting from intellectual activity in the industrial, scientific, literary and artistic fields (hereinafter referred to as "Intellectual Property"). Notwithstanding the above, the Contractor shall indemnify the Authority and its officers or departments against all Intellectual Property infringement claims including any costs, charges and expenses in respect thereof.

20. GOVERNMENT REGULATIONS

20.1 The Contractor shall, at his own costs, obtain and maintain all licence and authorisations, including export licences and permits and other governmental authorisations or certification required without any restrictions or qualifications whatsoever so as to enable the Contractor to fulfil all his obligations under the Master Contract.

21. INDEMNIFICATION OF AUTHORITY/ GOVERNMENT AGAINST CLAIMS BY CONTRACTOR'S EMPLOYEES

21.1 In the event of the Authority (including for this purpose every officer and department thereof) being held liable for damages arising out of any claim by any workman or employee employed by the Contractor in and for the performance of the Master

Contract, the Contractor shall indemnify the Authority, its officers or departments against such claim and any costs, charges and expenses in respect thereof, unless the same is caused solely by the gross negligence or willful default of the Authority, its officers or agents.

22. MEDIATION

22.1 Notwithstanding anything in the Contract, in the event of any dispute, claim, question or disagreement arising out of or relating to the Contract (a "Dispute") and subject to Clause 22.3, no Party shall proceed to any form of dispute resolution unless the Parties have made reasonable efforts to resolve the same through mediation in accordance with the mediation procedure of the Singapore Mediation Centre. The Parties shall be deemed to have made reasonable efforts in accordance with this Clause 22.1 if they have gone through at least one mediation session at the Singapore Mediation Centre.

22.2 A Party who receives a written notice for mediation from the other Party shall consent and participate in the mediation process in accordance with Clause 22.

22.3 The mediation session is to commence no later than ninety (90) days from the date of the written notice of mediation failing which either Party may proceed to dispute resolution.

22.4 Failure to comply with Clause 22.1 or 22.2 shall be deemed to be a breach of the Contract.

23. ARBITRATION

23.1 Subject to Clause 22, any Dispute shall be referred to and finally resolved by arbitration in Singapore in the English language by a sole arbitrator in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporated by reference into this Clause.

23.2 The seat of the arbitration shall be Singapore.

23.3 The arbitrator shall be agreed upon between the Parties, or on failure to agree within thirty (30) days of a written proposal by one Party to the other Party, to be appointed by the SIAC acting in accordance with the SIAC Rules.

24. PUBLIC RELEASE OF INFORMATION

24.1 The Contractor shall obtain in writing the prior approval and the consent of the Authority before the release of any news items, article, publication, advertisement, prepared speech or any other information or material, pertaining to or related to any part of this Master Contract.

25. CORRESPONDENCE

25.1 Any notice, request, waiver, consent or approval shall be in writing and shall be deemed to have been duly given or made when it is delivered by hand or by prepaid registered post or fax to the party to which it is required or permitted to be given and made at such party's proper address or facsimile numbers, as the case may be, as follows:

(a) in the case of the Contractor, the address and facsimile numbers as set out in the Contractor's Tender Offer; and

(b) in the case of the Authority, the following address:

Ministry Of Education, Singapore
Director of Procurement Branch, Finance & Procurement Division
285 Ghim Moh Road, Singapore 279622

25.2 Either Party may change the address and facsimile numbers referred to above by giving the other Party written notice of the change.

26. GEBIZ

26.1 The Contractor agrees that during the validity of this Master Contract, the Authority may publish details of all Products and Services offered by the Contractor and all other relevant information about this Master Contract. Such publication shall include publication on the Government Intranet and GeBIZ (Government Electronic Business System).

26.2 Nothing in this Master Contract shall affect the Government's right to operate, maintain or modify the GeBIZ system, amend the GeBIZ Agreement from time to time or terminate the GeBIZ Agreement in accordance with the terms and conditions of the GeBIZ Agreement.

26.3 If there is any inconsistency between the GeBIZ Agreement and this Master Contract, the terms and conditions of this Master Contract shall prevail.

26.4 The Contractor shall remain a GeBIZ trading partner throughout the Master Contract Period.

27. PRE-SALES ADVICE AND DEMONSTRATION

27.1 The Contractor shall provide to any Customer upon request and without need of a Purchase Order, pre-sales advice and demonstration in accordance with this Clause 27.

27.2 The provision of pre-sales advice and demonstration shall include:

(a) the provision of advice on the selection of appropriate Products and Services that meets the Customer's requirements; and

(b) a presentation on and demonstration of the suggested Products and Services.

27.3 A request for pre-sales advice and demonstration shall not be regarded as a representation that any Purchase Order will be issued by a Customer.

28. CUMULATIVE REMEDIES

28.1 The rights and remedies provided to Parties under this Master Contract are cumulative and without prejudice and in addition to any rights or remedies such Party may have in law or in equity. No exercise by a Party of any one right or remedy under the Contract,

or at law or in equity shall operate so as to hinder or prevent the exercise by it of any other right or remedy under the Contract, at law or in equity.

28.2 The Authority shall have the right, at its sole discretion, to elect to claim general damages in common law from the Contractor instead of imposing liquidated damages under the Master Contract.

29. CONSORTIUM

29.1 As used in the Contract, "Consortium" means an unincorporated joint venture through the medium of a consortium or a partnership.

Joint and Several Responsibility

29.2 Each member of the Consortium shall be jointly and severally responsible to the Authority for the due performance of the Contract.

Addition of members to Consortium

29.3 Any introduction of, or changes to, Consortium membership must be approved in writing by the Authority.

29.4 Should additional member(s) be added to the Consortium at any time with the approval of the Authority pursuant to Clause 29.3, he or they shall be deemed to be included in the expression "the Contractor".

Withdrawal from Consortium

29.5 If any member of the Consortium withdraws from the Consortium, goes into liquidation, is wound up or ceases to exist in accordance with the laws of the country of incorporation:

(a) the Contract shall continue and not be terminated, and

(b) the remaining member(s) of the Consortium shall be obliged to carry out and complete the Contract.

30. CONFIDENTIALITY AND SECURITY

30.1 Except with the written consent of the Customer, the Contractor shall:

(a) treat as strictly confidential and not disclose any Confidential Information to any person other than employees, servants and agents of the Contractor or its Subcontractors on a need-to-know basis for the purposes of performing the Contractor's obligations under the Contract; and

(b) only use the Confidential Information for the sole purpose of performing the Contractor's obligations under the Contract and shall not use it for any other purpose.

30.2 The Contractor shall take all reasonable precautions in dealing with Confidential Information so as to prevent any unauthorised person from having such access to such Confidential Information. The Contractor shall procure that all its employees, servants and agents and those of its Subcontractors and agents to whom Confidential

Information is to be made available observe the obligations contained in this Clause 30 and shall, at the request of the Customer, procure that each of its employees, servants and agents and those of its Subcontractors and agents sign an undertaking to safeguard official information in the form set out in Annex B-1**Error! Reference source not found.**, if they have not already done so.

30.3 The Contractor shall not publish or release, nor shall it allow or suffer the publication or release of, any news item, article, publication, advertisement, prepared speech or any other information or material pertaining to any part of the obligations to be performed under the Contract in any media without the prior written consent of the Customer.

30.4 For the purposes of this Clause 30, "Confidential Information" means any information received or obtained as a result of entering into the Contract (or any agreement entered into pursuant to the Contract), including:

(a) information which relates to the Customer;

(b) information which relates to the existence and the provisions of the Contract or any Purchase Order, or of any agreement entered into pursuant to the Contract; or

(c) any analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting such information,

but does not include information that is:

(d) or has become public knowledge otherwise than through breach of agreement or other legal obligation or through the default or negligence of the Contractor, his employees, servants, agents or Subcontractors;

(e) lawfully in the possession of the Contractor or already known to the Contractor on a non-confidential basis prior to the Contractor receiving or obtaining such information as a result of entering into the Contract, as evidenced by written records; or

(f) independently developed by the Contractor.

30.5 The Contractor shall not be liable for disclosure of Confidential Information in the event and to the extent any Confidential Information is required to be disclosed by the Contractor pursuant to any applicable law, regulations or directives of any relevant government, statutory or regulatory body (including stock exchange) or pursuant to any legal process issued by any court or tribunal of competent jurisdiction in accordance with the provisions of the Contract, provided the Contractor shall, to the extent practicably possible and permissible by law or regulations, give the Customer prompt and prior notice of any such requirement and shall cooperate with the Customer to limit the scope of such disclosure to the maximum extent legally possible.

30.6 No later than 30 days from the termination or expiry of the Contract, the Contractor shall:

(a) return all Confidential Information received from the Customer for the purpose of the Contract and all documents and copies thereof produced in the course of performing its obligations under the Contract;

(b) securely destroy and erase all softcopies of Confidential Information that exist in hard disk, removable storage media and other storage media or facility whatsoever; and

(c) upon completion of the obligations under Clauses 30.6.1(a) and (b), the Contractor shall provide a written confirmation that it has complied with Clauses 30.6.1(a) and (b).

30.7 The Contractor shall immediately notify the Customer where the Contractor becomes aware of any breach of this Clause 30 by its employees, servants, agents and Subcontractors and cooperate with the Customer to limit the extent and impact of such breach.

30.8 This Clause 30 shall survive the termination or expiry of the Contract.

31. DATA PROTECTION

31.1 The Contractor shall not, and shall ensure that all of its directors, officers, employees, servants, agents and Subcontractors do not, access, monitor, use or process personal data obtained or held in connection with the Contract, except as reasonably necessary to perform its obligations under the Contract.

31.2 The Contractor shall not, and shall ensure that all of its directors, officers, employees, servants, agents and Subcontractors shall not, disclose any personal data obtained or held in connection with the Contract without the prior consent of the Customer. Any request for the Customer's consent under this Clause 31 must include an explanation of why the proposed disclosure is necessary for the purposes of fulfilling the Contractor's obligations under the Contract.

31.3 The Contractor shall not cause or permit personal data obtained or held in connection with the Contract to be processed, stored, accessed or otherwise transferred outside Singapore, or allow parties outside Singapore to have access to it, unless with the prior written consent of the Customer and subject to such conditions as the Customer may impose. Any request for the Customer's consent under this Clause 31 shall include an explanation of why the proposed transfer is necessary for the purposes of fulfilling the Contractor's obligations under the Contract. If consent is granted, the Contractor shall provide a written undertaking that the personal data which is transferred outside Singapore will be protected to a comparable standard as it is protected under the Personal Data Protection Act 2012.

31.4 The Contractor shall immediately notify the Customer when it becomes aware of a breach of Clauses 31.1 to 31.2 by itself or any Subcontractor.

31.5 The Contractor shall immediately notify the Customer as soon as it becomes aware that a disclosure of personal data may be required by law and cooperate at its own costs with the Customer's reasonable requests and directions.

31.6 The Contractor shall ensure that all personal data obtained or held in connection with the Contract and any copies thereof, regardless of the medium of storage, and which is no longer necessary for the purposes of its performance of the Contract is within 30 days. Any personal data that is retained by the Contractor after such personal data is no longer necessary for the purposes of its performance of the Contract, or without the written authorisation of the Customer, is a breach of the Contract. No later than 30 days from the termination or expiry of the Contract, the Contractor shall provide a written confirmation that it is no longer in possession of any personal data obtained or held in connection with the Contract or copies thereof, regardless of the medium of storage.

ANNEX B1

UNDERTAKING TO SAFEGUARD OFFICIAL INFORMATION

REFERENCE NO. : MOE/19/PB/08-017

To: Ministry of Education

My attention has been drawn to the Official Secrets Act (Chapter 213, Revised Edition 2012) and in particular to section 5 thereof which relates to the safeguarding of official information.

2 I understand and agree that all official information acquired by me in the course of my work and consultancy with any government department, statutory board or government-owned company is strictly confidential in nature, and undertake not to publish or communicate such information to any unauthorised person in any form at any time, without the official sanction of the relevant Permanent Secretary.

3 I shall ensure that any other person who is authorised by me to have access to any official information shall similarly sign an undertaking to safeguard official information.

4 I undertake to return any document received from the Government of Singapore, any other copies made or reproduced from such document or part thereof whenever required by the Government.

5 I further understand and agree that any breach or neglect of this undertaking may render me liable to prosecution under the Official Secrets Act or civil proceedings.

…………………………… (Signature)	…………………………… (Full name in BLOCKS and NRIC)
………………………….. (Designation)	…………………………… (Name of Company)
…………………………… (Date)	
…………………………… (Signature of WITNESS)	…………………………… (Full name in BLOCKS)
………………………….. (Designation)	…………………………… (Name of Company)

TERMS AND CONDITIONS GOVERNING PURCHASE ORDERS

1. DEFINITIONS

1.1. In these Conditions, the following expressions shall, unless the context otherwise requires, have the following meanings assigned to them:

"Authority"	means the Government of the Republic of Singapore, represented by the Ministry of Education and includes any officer authorised by the Permanent Secretary of the Ministry of Education to act on its behalf.
"Calendar"	means the Gregorian Calendar.
"Contractor"	means the successful Tenderer who has been awarded the Master Contract by the Authority and includes the Contractor's duly appointed representatives, successors and permitted assignees and, where the context so admits, shall include the Contractor's servants and agents.
"Customer"	means the Authority, including any school owned and operated by the Government whether or not the school exists at the time the Invitation to Tender is issued, or the owner of a Participating School specified in the list furnished by the Government under Clause 7.2 of the Master Conditions of Contract of the Master Contract.
"Government"	means the Government of the Republic of Singapore as a whole including all its Ministries, government departments and organs of state and, where the context so admits, its servants and agents.
"Instructors"	refers to all instructors provided by the Contractor under this Master Contract.
"Invitation to Tender"	means the invitation by the Authority to participate in Invitation to Tender Ref. No. MOE/19/PB/08-017.
"Letter of Acceptance"	means the letter issued by the Authority accepting the Tenderer's Offer.
"Master Contract"	means the resultant contract between the Authority and the Contractor as a result of the Authority's acceptance of the Contractor's Tender Offer, which terms and conditions are contained in the following: a. These Master Conditions of Contract, b. The Contractor's Tender Offer (to the extent accepted by the Authority),

c. The Authority's Letter of Acceptance,
d. The Requirement Specifications,
e. The Form of Tender of the Invitation to Tender duly completed by the Contractor,
f. Any correspondence exchanged between the Authority and the Contractor which is agreed to by the Authority in writing as forming part of the contract, and
g. Any formal Agreement executed between the Parties.

"Participating School" means such school owned and operated by a person who is not the Government, as the Government may from time to time notify in writing in accordance with Clause 7.2 of the Master Conditions of Contract of the Master Contract, whether or not the school exists at the time the Invitation to Tender is issued.

"person" includes a company or a society.

"Products" means the items specified in the Requirement Specifications which the Contractor is required to supply for purchase under this Master Contract.

"Purchase Order" means an order to purchase of Goods from a Customer to the Contractor which makes reference to the Master Contract.

"Purchase Order Contract" means the resultant contract between a Customer and the Contractor for the supply of the Goods as a result of the issuance of a Purchase Order by the Customer, which terms and conditions are as specified in Clause 5.3 of the Master Conditions of Contract of the Master Contract.

"Purchase Order Price" means the total price of all Goods required under a Purchase Order.

"Requirement Specifications" means the specifications issued by the Authority to Tenderers for the purpose of inviting Tenderers to submit Tender Offers, which are set out in Annex D of the Invitation to Tender.

"Services" means all the work and services specified in the Requirement Specifications which the Contractor is required to provide under the Master Contract.

"Tenderer" means a person or his permitted assigns offering to supply the Goods in response to the Invitation to Tender.

"Tender Offer" means the offer submitted by a Tenderer to supply the Goods in response to the Invitation to Tender.

1.2. For the purpose of computation of time, the date on which a document is sent or issued shall be taken to be the date affixed on the document by the party sending or issuing it unless it is shown that the document is sent on a different date.

1.3. Words importing the singular only shall also include the plural and vice versa where the context requires.

1.4. The headings in this contract are for convenience of reference only and shall not be considered in the interpretation or construction of this contract.

1.5. Unless otherwise provided, any reference to any statute or legislation shall be deemed a reference to such statute or legislation as amended from time to time and be deemed to include any subsidiary legislation made under it.

2. SCOPE OF CONTRACT

2.1. In consideration of any Customer agreeing to pay the Contractor the Purchase Order Price, the Contractor agrees:

(a) to provide the Products and Services specified in the Purchase Order to the Customer; and

(b) to faithfully observe all the terms and conditions applicable to the Purchase Order.

3. DELIVERY

3.1. The Contractor shall deliver the Products and Services at the place(s) and in the manner specified in the Purchase Order Contract. The Contractor shall obtain a receipt therefore from the Customer. The issue of such receipt shall in no way relieve the Contractor from his responsibility for replacing defective or damaged Products and Services under Clause 4.

4. NOT IN USE

5. PAYMENT

5.1. The Contractor shall invoice the Customer in accordance with Clause 5.4 after receipt by the Customer of all the Products and Services.

5.2. Against compliance with Clause 5.1, the Customer shall pay the Contractor within thirty (30) days from the date of the invoice by Interbank GIRO or such other mode of payment as the Customer and the Contractor may agree. The Contractor shall provide the Customer with the relevant bank account details for the purpose of such Interbank GIRO payment within thirty (30) days after the date of the Letter of Acceptance.

5.3. No payment shall be considered as evidence of the quality of the Products and Services to which such payments relate or a waiver of any default on the part of the Contractor in the performance of its obligations, nor shall it relieve the Contractor from its other obligations under the Contract.

5.4. If requested by the Customer, the Contractor shall submit to the Customer invoices through the electronic invoicing system maintained by the Customer and such other documents through such means and in such format as may be specified by the Customer for the purposes of making payment.

5.5. The Customer shall not be required to pay for expenses or cost of whatever nature other than those expressly set out in the Contract or otherwise expressly agreed to in writing by the Customer.

5.6. The Contract Price is exclusive of any GST chargeable on the supply of Products and Services and services to the Customer by the Contractor under the Contract. If the Contractor is a taxable person under the GST Act, the Customer shall reimburse the Contractor for any such GST charged on the supply by the Contractor of Products and Services under the Contract.

5.7. Any invoice or other request for payment of monies due to the Contractor under the Contract shall, if he is a taxable person for the purpose of the GST Act, be in the same form and contain the same information as if it were a tax invoice for the purposes of the regulations made under the GST Act.

6. RIGHTS OF THIRD PARTIES

6.1. A Purchase Order Contract does not create any right under the Contracts (Rights of Third Parties) Act, which is enforceable by any person who is not a party to it.

7. GIFTS, INDUCEMENTS AND REWARDS

7.1. The Customer shall be entitled to immediately terminate or rescind the Contract and recover from the Contractor the amount of any loss resulting from such termination or rescission if:

(a) any Contractor Representative has offered or given or agreed to give to any person any gift or consideration of any kind as an inducement or reward for:

(i) doing or forbearing to do or for having done or forborne to do any act in relation to the obtaining or performance of the Contract; or

(ii) showing favour to any person in relation to any contract with the Customer; or

(b) any Contractor Representative has engaged in any activity or conduct that has resulted or will result in a violation of any Anti-Corruption Laws.

7.2. In this Clause 7:

"Anti-Corruption Laws" means:

(a) Chapter IX of the Penal Code (Cap. 224);

(b) the Prevention of Corruption Act (Cap. 241); and

(c) any other applicable law including any foreign law which:

(i) prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; or

(ii) is broadly equivalent to the laws set out in paragraphs (a) or (b) or which has

as its objective the prevention of corruption.

"Contractor Representative" means any of the following:

(a) the Contractor;

(b) any person employed by the Contractor; or

(c) any person acting on behalf of the Contractor (whether with or without the knowledge of the Contractor).

8. DELAY IN SUPPLY AND DELIVERY

8.1. If there is delay in the delivery of any item of Products and Services under the Purchase Order Contract, due to any of the following circumstances, namely, acts of God, riots and civil commotions, strikes, lock-outs or other causes or perils beyond the Contractor's control, then in any such case the Contractor shall for the duration of any such circumstance aforesaid, be relieved of his obligation to deliver any such Products and Services thereby affected but the provisions of the Purchase Order Contract shall remain in full force in regard to any Products and Services not affected by such circumstances aforesaid.

8.2. Subject to Clause 8.1, for Purchase Order above S$90,000, if the Contractor fails to deliver any item of Products or perform any Services within the timelines specified in the Purchase Order Contract, the Customer shall have the right —

(a) to cancel all or any such items of Products and Services from the Purchase Order Contract without compensation and obtain them from other sources and all increased costs thereby incurred shall be deducted from any moneys due or to become due to the Contractor or shall be recoverable as damages; or

(b) to require the Contractor to pay as liquidated damages, a sum calculated at the rate of one tenth of a percent (0.1%) of the Purchase Order Price for each day (including Sundays and public holidays) of delay until such Products and Services are delivered or cancelled pursuant to Clause 8.2(a) and up to a maximum of ten percent (10%) of the Purchase Order Price.

Provided that the recovery of such increased costs aforesaid shall be limited to the quantity of such Products or Services as is purchased or obtained, not exceeding the quantity stated in the Purchase Order, from other sources after the Contractor's failure as aforesaid.

8.3. The Customer shall have the right, at its sole discretion, to elect to claim general damages in common law from the Contractor instead of imposing liquidated damages under this Clause 8.

9. SUB-CONTRACTING AND ASSIGNING

9.1. The Contractor shall not, without the prior written consent of the Customer, sub-contract its obligations, or transfer or assign the benefit of the whole or any part of the Contract.

9.2. The Contractor shall be responsible for the acts, defaults, negligence and omissions of any Subcontractor, their agents, servants or workmen.

10. APPLICABLE LAW

10.1. The Purchase Order Contract shall be subject to, governed by and interpreted in accordance with the laws of the Republic of Singapore for every purpose.

11. FORCE MAJEURE

11.1 Neither Party shall be liable for any failure to perform his obligations under the Purchase Order Contract if the failure results from events which are beyond the reasonable control of either Party Provided Always that whenever possible the affected Party will resume that obligation as soon as the event occasioning the failure ceases or abates. For the purposes of this Clause, such events shall include acts of God, civil or military authority, civil disturbance, wars, strikes, fires or other catastrophes.

11.2 If the effect of any said event shall continue for a period exceeding two (2) months the Customer may at any time thereafter upon giving notice to the Contractor elect to terminate the Purchase Order Contract.

11.3 In any of the events mentioned in Clause 11.1, the Contractor and the Customer shall for the duration of such event be relieved of any obligation under the Purchase Order Contract as is affected by the event except that the terms and conditions of the Purchase Order Contract shall remain in force with regard to all other obligations under the Purchase Order Contract which are not affected by the event.

11.4 Where the Customer elects to terminate the Purchase Order Contract under Clause 11.2 the Contractor shall forthwith refund to the Customer all amounts paid to the Contractor less the price of the Products and Services which have been accepted by the Customer.

11.5 Failure of the Contractor's subcontractors or suppliers shall not be regarded as events beyond the control of the Contractor's control unless such subcontractors or suppliers would qualify for exemption under this Clause 11 if the provisions of this Clause 11 were applied to them.

12. TERMINATION OF PURCHASE ORDER

12.1. The Customer shall have the right to terminate the Purchase Order Contract if the Contractor commits a breach of his contractual obligations under the Purchase Order Contract that is incapable of remedy, or where the breach is capable of remedy, does not remedy the breach within fourteen (14) days of a written notice to do so.

12.2. The Customer may terminate the Purchase Order Contract immediately by written notice to the Contractor if:

(a) where the Contractor is a company, a receiver, manager or liquidator has been appointed for the Contractor, or a resolution for winding-up the Contractor (other than for the purpose of amalgamation or reconstruction) has been passed, or the Contractor is subject to a winding-up order of a court of competent jurisdiction;

(b) where the Contractor is a partnership, the partnership has dissolved or has a bankruptcy order made against it;

(c) where the Contractor is an individual, the Contractor commits an act of bankruptcy, is adjudged bankrupt by a court of competent jurisdiction, or dies; or

(d) the Contractor enters into any composition or similar arrangement with his creditors or becomes insolvent;

(e) the Master Contract has been terminated owing to the default of the Contractor; or

(f) the Contractor is debarred from participating in public sector tenders.

12.3. The Customer shall also have the right to terminate the Purchase Order Contract or any part thereof by giving one (1) months' notice in writing. The Customer shall not be obliged to assign any reason for any such termination and the Contractor shall have no claim to any damages or compensation.

12.4 The Customer may terminate the Purchase Order Contract with immediate effect if the Contractor (including any partner or any officer in the governing body of the Contractor) or any of its Instructors (whether with or without the Contractor's knowledge):

(a) is found to have given false or incorrect information either in the course of seeking registration with the Ministry of Education or in order to induce the School to enter into this Contract;

(b) is de-registered by the Ministry of Education as a Contractor or Instructor authorised to offer such services;

(c) commits a breach of any terms of this Contract;

(d) is convicted of or is warned by the police for any act involving dishonesty or moral culpability;

(e) is guilty of wrongdoing that brings disrepute to the Ministry of Education, the School, or any sporting, arts or professional body;

(f) has been disciplined by any sporting, arts or professional body;

(g) is unskilled or incompetent;

(h) is guilty of wilful neglect in the discharge of his duties or persistently reschedules training sessions without valid reasons;

(i) knowingly participates in violations of the rules, policies, regulations or expectations of the Ministry of Education, the School or any sporting, arts, or professional body or knowingly allows such violations by others or fails to report such violations within a reasonable time period upon learning of such violations;

(j) fails to respond fully and accurately or to co-operate or to appear upon request during investigations of rules violations by the Ministry of Education, the School or any sporting, arts or professional body, or fails to instruct or counsel employees or students under its supervision to do the same; or

fails to cooperate and enforce policies and procedures related to conduct and supervision of sporting, arts or professional programmes.

12.5 Where the Customer requires the Contractor to remove any Instructor in lieu of termination of the Contract, the Customer may allow the Contractor to offer a replacement to the Customer's satisfaction. In the event there is no suitable replacement, the Customer may proceed to terminate the Contract with immediate effect.

13. INSTRUCTORS

13.1 All Instructors supplied by the Contractor shall be registered with the Ministry of Education, and remain successfully registered throughout the Contract period. The Contractor shall use the Instructors specified in Appendix 3 (Instructors Deployment List) and shall ensure the Instructors remain registered with the Ministry of Education throughout the Contract period. The Contractor shall provide all necessary Instructors with adequate skills for the performance of the Services. The School may in its discretion require the Contractor to remove any Instructor if he/she is unskilled or incompetent or whose continued engagement and deployment is, in the opinion of the School, inconsistent with the interest of the School. Where the Contractor is unable to supply an alternative replacement that is approved by the School, School shall have the right to terminate the Contract or cancel any part thereof by way of a notice of termination without the School being liable therefore in damages or compensation. The said termination shall take effect from the date of the notice of termination.

13.2 If the School objects by notice in writing to any Instructor assigned or designated by the Contractor or by any subcontractor to perform the Services under this Contract who, in the opinion of the School, has misconducted himself/herself or is a security risk or is deemed unsuitable in any way, the Contractor shall cause such person to be removed immediately and a suitable and adequate replacement furnished at no additional expense to the School. The replacement shall be registered with the Ministry of Education, and remain successfully registered throughout the Contract period. In the event that the School has other reasons to believe that any personnel employed by the Contractor, or its subcontractors or agents are unsatisfactory in any way, the Contractor and the School shall meet immediately in order to reach a mutually acceptable solution.

13.3 The Contractor undertakes not to change its Instructor deployed for this Contract without the School 's consent, whose consent shall not be unreasonably withheld. The Contractor shall not alter or reduce the quality of its Instructor if this may adversely affect the progress or quality of the Services.

13.4 For the avoidance of doubt, it is agreed that the Contractor and any Instructor supplied under the terms of this Contract shall be, and shall be deemed to be, independent Contractors and not agents or employees of the School. Nothing in this Contract shall

be treated as establishing or creating a relationship of master and servant or principal and agent between the School and the Contractor or the School and the Instructor.

13.5 The Contractor shall, and shall ensure that all its Instructors shall, observe and comply with all rules, policies, procedures, expectations or codes of conduct of the Ministry of Education, the School and the applicable sporting/arts/professional body as may be issued from time to time, and any such rules, policies, procedures, expectations or codes of conduct applicable to the place at which the activity is conducted, including rules, policies, procedures, expectations or codes of conduct relating to safety, security, ethics and discipline. The Contractor shall, and shall ensure its Instructor shall, be fully responsible for the safety, security, health and welfare of the students under the Instructor's charge and shall take all necessary precautions to ensure the safety, security, health and welfare of the students and others.

13.6 The Contractor shall, and shall ensure that its Instructors shall, only involve students in school activities approved by the School and shall not include any other persons in these activities without the approval of the School.

13.7 The Contractor shall, and shall ensure that its Instructors shall, only make use of school facilities and equipment or facilities and equipment approved by the School in discharging its obligations.

13.8 The Contractor shall, and shall ensure that its Instructors shall, only collect money from students when authorised by the School and shall keep proper accounts of any such collection.

13.9 The Contractor shall not, and shall ensure that its Instructors shall not, make any statement or representation on behalf of the School in any matter whatsoever.

14. OBLIGATION TO INFORM THE AUTHORITY

14.1 The Contractor undertakes to inform the School if –

(a) any circumstance has arisen that may be liable to lead to a termination of this Contract; or

(b) the Contractor (including any partner or any officer in the governing body of the Contractor) or any of its Instructors is under investigation for any criminal offence by any authority in Singapore or elsewhere or is facing disciplinary proceedings by any sporting, arts or professional body in Singapore or elsewhere

15. VARIATION OF AGREEMENT

15.1 No variation whether oral or otherwise in the terms of the Purchase Order Contract shall apply thereto unless such variation shall have first been expressly accepted in writing by the Contractor and the authorised contract signatory of the Customer.

16. GOVERNMENT REGULATIONS

16.1 The Contractor shall, at his own costs, obtain and maintain all licence and authorisations, including export licences and permits and other governmental authorisations or certification required without any restrictions or qualifications

whatsoever so as to enable the Contractor to fulfil all his obligations under the Purchase Order Contract.

17. INDEMNIFICATION OF CUSTOMERS AGAINST CLAIMS BY CONTRACTOR'S EMPLOYEES

17.1 In the event of the Customer (including for this purpose every officer and department thereof) being held liable for damages arising out of any claim by any workman or employee employed by the Contractor in and for the performance of the Purchase Order Contract, the Contractor shall indemnify the Customer, its officers or departments against such claim and any costs, charges and expenses in respect thereof, unless the same is caused solely by the gross negligence or willful default of the Customer, its officers or agents.

18. MEDIATION

18.1 Notwithstanding anything in the Purchase Order Contract, in the event of any dispute, controversy or claim arising out of or relating to the Purchase Order Contract, no party shall proceed to any form of dispute resolution UNLESS the parties have made reasonable efforts to resolve the same through mediation in accordance with the mediation rules of the Singapore Mediation Centre.

18.2 A party who receives a notice for mediation from the other party shall consent and participate in the mediation process in accordance with Clause 19.1.

18.3 Failure to comply with Clause 19.1 or 19.2 shall be deemed to be a breach of contract.

19. ARBITRATION

19.1 Subject to Clause 19, any Dispute shall be referred to and finally resolved by arbitration in Singapore in the English language by a sole arbitrator in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC") for the time being in force which rules are deemed to be incorporated by reference into this Clause.

19.2 The seat of the arbitration shall be Singapore.

19.3 The arbitrator shall be agreed upon between the Parties, or on failure to agree within thirty (30) days of a written proposal by one Party to the other Party, to be appointed by the SIAC acting in accordance with the SIAC Rules.

20. PUBLIC RELEASE OF INFORMATION

20.1 The Contractor shall obtain in writing the prior approval and the consent of the Customer before the release of any news items, article, publication, advertisement, prepared speech or any other information or material, pertaining to or related to any part of the Purchase Order Contract.

21. CORRESPONDENCE

21.1 Any notice, request, waiver, consent or approval shall be in writing and shall be deemed to have been duly given or made when it is delivered by hand or by prepaid registered post or fax to the party to which it is required or permitted to be given and made at such party's proper address or facsimile numbers, as the case may be, as follows:

(a) in the case of the Contractor, the address and facsimile numbers as set out in the Contractor's Tender Offer; and

(b) in the case of the Customer, the address and facsimile numbers as set out in the Customer's Purchase Order.

21.2 Either party may change the address and facsimile numbers referred to above by giving the other party written notice of the change.

22. CUMULATIVE REMEDIES

22.1 The rights and remedies provided to parties under the Purchase Order Contract are cumulative and without prejudice and in addition to any rights or remedies a party may have in law or in equity.

23. CONSORTIUM

23.1 The following shall apply where the Contractor is a Consortium:

(a) each member of the Consortium shall be jointly and severally responsible to the Customer for the due performance of the Customer's Purchase Order Contract;

(b) any introduction of, or changes to, Consortium membership must be approved in writing by the Authority;

(c) if an additional member joins the Consortium at any time with the approval of the Authority, the additional member shall be deemed to be included in the expression "Contractor", and

(d) if any member of the Consortium withdraws from the Consortium, is adjudicated a bankrupt by a duly constituted judicial tribunal, goes into liquidation in accordance with the laws of the country of incorporation, or is wound up or ceases to exist in accordance with the laws of the country of incorporation, all Purchase Order Contracts shall continue and not be dissolved, and the remaining members of the Consortium shall be obliged to carry out and complete the Purchase Order Contracts.

23.2 In this Clause, "Consortium" means an unincorporated joint venture through the medium of a consortium or a partnership.

24. CONFIDENTIALITY AND SECURITY

24.1 Except with the written consent of the Customer, the Contractor shall:

(a) treat as strictly confidential and not disclose any Confidential Information to any person other than employees, servants and agents of the Contractor or its Subcontractors on a need-to-know basis for the purposes of performing the Contractor's obligations under the Contract; and

(b) only use the Confidential Information for the sole purpose of performing the Contractor's obligations under the Contract and shall not use it for any other purpose.

24.2 The Contractor shall take all reasonable precautions in dealing with Confidential Information so as to prevent any unauthorised person from having such access to such Confidential Information. The Contractor shall procure that all its employees, servants and agents and those of its Subcontractors and agents to whom Confidential Information is to be made available observe the obligations contained in this Clause 24 and shall, at the request of the Customer, procure that each of its employees, servants and agents and those of its Subcontractors and agents sign an undertaking to safeguard official information in the form set out in Appendix B-1, if they have not already done so.

24.3 The Contractor shall not publish or release, nor shall it allow or suffer the publication or release of, any news item, article, publication, advertisement, prepared speech or any other information or material pertaining to any part of the obligations to be performed under the Contract in any media without the prior written consent of the Customer.

24.4 For the purposes of this Clause 24, "Confidential Information" means any information received or obtained as a result of entering into the Contract (or any agreement entered into pursuant to the Contract), including:

(a) information which relates to the Customer;

(b) information which relates to the existence and the provisions of the Contract or any Purchase Order, or of any agreement entered into pursuant to the Contract; or

(c) any analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting such information,

but does not include information that is:

(a) or has become public knowledge otherwise than through breach of agreement or other legal obligation or through the default or negligence of the Contractor, his employees, servants, agents or Subcontractors;

(b) lawfully in the possession of the Contractor or already known to the Contractor on a non-confidential basis prior to the Contractor receiving or obtaining such information as a result of entering into the Contract, as evidenced by written records; or

(c) independently developed by the Contractor.

24.5 The Contractor shall not be liable for disclosure of Confidential Information in the event and to the extent any Confidential Information is required to be disclosed by the

Contractor pursuant to any applicable law, regulations or directives of any relevant government, statutory or regulatory body (including stock exchange) or pursuant to any legal process issued by any court or tribunal of competent jurisdiction in accordance with the provisions of the Contract, provided the Contractor shall, to the extent practicably possible and permissible by law or regulations, give the Customer prompt and prior notice of any such requirement and shall cooperate with the Customer to limit the scope of such disclosure to the maximum extent legally possible.

24.6 No later than 30 days from the termination or expiry of the Contract, the Contractor shall:

(a) return all Confidential Information received from the Customer for the purpose of the Contract and all documents and copies thereof produced in the course of performing its obligations under the Contract;

(b) securely destroy and erase all softcopies of Confidential Information that exist in hard disk, removable storage media and other storage media or facility whatsoever; and

(c) upon completion of the obligations under Clauses 30.6.1(a) and (b), the Contractor shall provide a written confirmation that it has complied with Clauses 30.6.1(a) and (b).

24.7 The Contractor shall immediately notify the Customer where the Contractor becomes aware of any breach of this Clause 24 by its employees, servants, agents and Subcontractors and cooperate with the Customer to limit the extent and impact of such breach.

24.8 This Clause 24 shall survive the termination or expiry of the Contract.

25. DATA PROTECTION

25.1 The Contractor shall not, and shall ensure that all of its directors, officers, employees, servants, agents and Subcontractors do not, access, monitor, use or process personal data obtained or held in connection with the Contract, except as reasonably necessary to perform its obligations under the Contract.

25.2 The Contractor shall not, and shall ensure that all of its directors, officers, employees, servants, agents and Subcontractors shall not, disclose any personal data obtained or held in connection with the Contract without the prior consent of the Customer. Any request for the Customer's consent under this Clause 25 must include an explanation of why the proposed disclosure is necessary for the purposes of fulfilling the Contractor's obligations under the Contract.

25.3 The Contractor shall not cause or permit personal data obtained or held in connection with the Contract to be processed, stored, accessed or otherwise transferred outside Singapore, or allow parties outside Singapore to have access to it, unless with the prior written consent of the Customer and subject to such conditions as the Customer may impose. Any request for the Customer's consent under this Clause 25 shall include an explanation of why the proposed transfer is necessary for the purposes of fulfilling the Contractor's obligations under the Contract. If consent is granted, the Contractor shall provide a written undertaking that the personal data which is

transferred outside Singapore will be protected to a comparable standard as it is protected under the Personal Data Protection Act 2012.

25.4 The Contractor shall immediately notify the Customer when it becomes aware of a breach of Clauses 25.1 to 31.2 by itself or any Subcontractor.

25.5 The Contractor shall immediately notify the Customer as soon as it becomes aware that a disclosure of personal data may be required by law and cooperate at its own costs with the Customer's reasonable requests and directions.

25.6 The Contractor shall ensure that all personal data obtained or held in connection with the Contract and any copies thereof, regardless of the medium of storage, and which is no longer necessary for the purposes of its performance of the Contract is within 30 days. Any personal data that is retained by the Contractor after such personal data is no longer necessary for the purposes of its performance of the Contract, or without the written authorisation of the Customer, is a breach of the Contract. No later than 30 days from the termination or expiry of the Contract, the Contractor shall provide a written confirmation that it is no longer in possession of any personal data obtained or held in connection with the Contract or copies thereof, regardless of the medium of storage.

26 NOT IN USE

27 NOT IN USE

Annex D

SUPPLY OF SWIMSAFER 2.0 AND SINGAPORE SWIMMING PROFICIENCY AWARD INSTRUCTORS (REF. NO: MOE/19/PB/08-17)

Type	Description
Structure of Tender	1. The Authority seeks to appoint a panel of contractors to supply instructors for the following programme for a period of two (2) years with an option to extend for another two (2) years: a. SwimSafer 2.0 Programme and b. Singapore Swimming Proficiency Award (SSPA) 2. The appointed contractors are to supply instructors for the programme as and when required by the Customers. 3. Customers include students from Primary Schools, which are the majority at about 90%, and may include students from Secondary Schools and Pre-Universities. 4. Tenderers shall quote for all rates under this Appendix 1 (Price Schedule) to be considered for evaluation and award. 5. Tenderers shall quote for all the rates and the maximum number of students they can concurrently support to complete the SwimSafer 2.0 and SSPA programme within a typical Jan to Mar period under Appendix 1 (Price Schedule) to be considered for evaluation and award.
Structure of Master Contract	6. The Authority invites contractors to supply instructors for the following: a. SwimSafer 2.0 Programme and b. Singapore Swimming Proficiency Award (SSPA) 7. Both programmes shall be required for two (2) years Firm Period and two (2) years Option Period. 8. Both programmes shall be of a minimum of 12 hours per participant. 9. Price to include instructor fee, assessment fee and entrance fee. Where a Customer requires to engage instructors to conduct the SwimSafer 2.0 Programme and/or SSPA, he/she shall issue a Purchase Order (PO) in accordance with Clause 6 of the Master Conditions of Contract. Price applicable shall be based on the PO issuance date.
Specifications for the programme	
Objectives of Programme	10. SwimSafer 2.0 - Students will learn water safety knowledge, personal water survival and swimming skills according to SwimSafer 2.0 programme. 11. Singapore Swimming Proficiency Award (SSPA) - As part of the progression for swimming after SwimSafer 2.0 programme, students will learn and be assessed for one level/ stroke (i.e. front crawl, breaststroke, backstroke, butterfly, individual medley) from any level (i.e. level 1 to level 6) that is in compliance with

<table>
<tr><td></td><td>Fédération Internationale de Natation (FINA) rules for competitive swimming.</td></tr>
<tr><td>Outcome of Programme</td><td>12. Students will acquire water safety knowledge, personal water survival skills and swimming skills as stipulated at the end of each stage according to SwimSafer 2.0 Programme.

13. Students who already attained <u>stage 6</u> of SwimSafer 2.0 Programme to progress and raise their level of swimming proficiency under SSPA.</td></tr>
<tr><td>Scope of Services of Contractor</td><td>14. The contractor shall:

Comply with Ministry of Education (MOE) safety requirements and Standard Operation Procedure (SOP) for swimming which are;
• Having an Instructor to student ratio of 1:10 (i.e. maximum of 10 students per Instructor); and
• Providing a coloured/numbered swim cap for every student for easy identification by Instructors.

<u>For SwimSafer 2.0 Programme only</u>

a. Work with the teacher-in-charge to conduct risk assessment to identify possible hazards in carrying out the programme at the stipulated swimming complex to reduce potential risks and ensure adequate safety measures are in place.

b. Provide contingency plans for SwimSafer 2.0 lessons due to inclement weather (e.g. wet weather or haze) which include at least three (3) detailed lesson plans that corresponds to the content of the Water Safety Knowledge in the SwimSafer 2.0 Instructor's manual and how the contractor will support the instructors to implement these lesson plans.

c. Provide required items for all students so that the lessons and assessment can be conducted efficiently as stated in table below.

<table>
<tr><th>Stage</th><th>Items to be provided by contractor</th></tr>
<tr><td>1 to 6</td><td>At least one kickboard or personal floatation device to be shared between two students</td></tr>
<tr><td>1 & 2</td><td>At least one sinkable object to be shared between two students</td></tr>
<tr><td>3 to 6</td><td>Two sinkable hula hoops per group of 10 students</td></tr>
</table>

d. Comply to grouping structure of a maximum of 10 students to 1 Instructor. Groupings can be done in the following manner:

• Stage 1 and 2 students can be grouped together if necessary
• Stage 3 and 4 students can be grouped together if necessary
• Stage 5 and 6 students can be grouped together if necessary</td></tr>
</table>

(Given the varying level of proficiencies in each stage, contractor is to group students of similar ability together.)

e. Ensure all students are given appropriate feedback on the practical skills that needs to be improved on.

f. Register the students for the SwimSafer 2.0 practical assessment at least 14 calendar days before the assessment date.

g. Work with ActiveSG to ensure assessors are available for the practical assessment. Instructors deployed by the contractor will assist the assessors during the conduct of the practical assessment.

h. Contractor is accountable for the instructors' roles and responsibilities in the conduct of the SwimSafer 2.0 assessment protocol developed by ActiveSG.

i. Ensure assessors key in practical results within a week of assessment.

<u>For SSPA</u>

j. Work with the teacher-in-charge to conduct risk assessment to identify possible hazards in carrying out the programme at the stipulated swimming complex to reduce potential risks and ensure adequate safety measures are in place.

k. Ensure that the students taking SSPA are grouped in a maximum of 10 students to 1 instructor (If the number of students taking SSPA are small, they can join students taking stage 5 and 6 of the SwimSafer 2.0, see point r below).

l. Contractor can arrange with the Customer for the following mode of assessment for SSPA:

- Decentralized testing can be conducted by the following group of eligible instructors:
  i. Instructors with at least NROC level 1 swimming certification and have attended the SSPA workshop conducted by Singapore Swimming Association (SSA) or,
  ii. NROC level 2 or 3 Swimming instructors

  (Eligible instructors are to assess their own respective students and submit results to SSA)
- If no certified instructors are available, contractor is to register the students for centralized testing based on SSA's schedule.

m. Register the students for any one level/stroke of the SSPA practical assessment at least 14 calendar days before the assessment date.

n. Ensure all students are registered for any one level/stroke of

	the SSPA practical assessment and given feedback on the practical skills that need to be improved on. o. Design and plan a developmentally appropriate training programme to train the students for the different strokes at different levels in compliance with FINA rules and help them to achieve the timing for the respective SSPA levels/ stroke. The programme should highlight how the training will be conducted and the progression of the lessons. Programme should include and not limited to stroke refinement. p. Ensure the students practise for a set timing for any one level/ stroke of the SSPA. q. Collect SSPA certificates from SSA and deliver them to Customer for students who meet the timing for the respective SSPA levels/stroke. <u>SwimSafer 2.0 Programme and SSPA</u> r. If the Customer is to have both programmes conducted concurrently, contractor is to comply with points a to q above. They are to comply to grouping structure of a maximum of 10 students to 1 Instructor. Groupings can be done in the following manner: • SwimSafer 2.0 Stage 1 and 2 students can be grouped together if necessary • SwimSafer 2.0 Stage 3 and 4 students can be grouped together if necessary • SwimSafer 2.0 Stage 5 and 6 students can be grouped together with students taking SSPA if necessary (Given the varying level of proficiencies in each stage, contractor is to group students of similar ability together.)
Track Record	15. Contractor should provide a list of current and past training conducted for SwimSafer 2.0 and SSPA and positive feedbacks received for SwimSafer 2.0 and SSPA Programme (if any; with contact details) from 01 Jan 2018 to closing of Tender.
Base Period	16. Two (2) years from the date of commencement specified in the Letter of Acceptance
Option Period	17. Two (2) years from the expiry of the Base Period
Estimated Number of Sessions and Duration per Lesson	18. Upon issuance of PO, Customer will confirm the number of sessions and duration per lesson to complete the minimum 12-hour programme. Typically, Customers may require the following sessions: a. 1 hour/session x 12 sessions b. 1.5 hour/session x 8 sessions c. 2 hour/session x 6 sessions d. 1.25 hour/session x 8 sessions and 1 hour/session x 2 sessions

Training Dates and Time	19. Customer will confirm the training dates and time upon issuance of PO. 20. The start date of the training shall not be more than six (6) months from the end of the contract period.
Target group	21. Contractor is to work with Customer on grouping the students based on their competencies as indicated in Scope of Services of Contractor.
Total Number of Students	22. Customer shall confirm in writing with the contractor on the confirmed number of students two (2) weeks before the commencement of programme.
Number of Instructors required	23. There will be concurrent lessons for the students on the stipulated day and time. Based on the Instructor to student ratio of 1:10, the contractor shall supply the number of Instructors based on the confirmed number of students.
Venue of Activity	24. Customer will inform contractor of the preferred swimming pool upon issuance of PO.
Contract Management and Performance Quality	25. As part of the contract management, the contractors shall have established procedures for tracking and reporting on Customer's feedback, issues and actions. 26. The Authority shall monitor the contractor's performance via any feedback received during the programme and a survey form after the end of the programme. 27. The survey shall determine the satisfaction level among the Customers on the service provided by the contractor in areas such as Safety, Teaching and Administration. 28. The Authority may amend the format of the survey from time to time. 29. In the event of any negative feedback or complaint received by the Authority, the contractors shall provide an explanation to the Authority in writing within seven (7) working days upon request. The Authority reserves the right to suspend the appointed contractor from the Master Contract till the Authority assesses that the contractor has implemented adequate measures to improve his service performance. 30. Where the contractor receives serious complaints (e.g. concerning student's safety), these shall be communicated to, and discussed with the Authority within 3 working days upon receipt of the complaint by the contractor. 31. Each Instructor is required to comply with the Expectations of Instructors (Appendix 2). Contractor who deployed instructor(s) who failed to adhere to the Expectations of Instructors may receive a warning letter and result in PO termination. 32. If the number of valid complaints received > three (3) over a six-

<table>
<tr>
<td></td>
<td>
months period, the following action will be taken against the contractor:
<table>
<tr><th>S/N</th><th>Description of Poor Service during the Contract Period</th><th>Action by Authority to the Contractor</th></tr>
<tr><td>1</td><td>Number of valid complaints received > 3 over a six-months period</td><td>Warning letter will be issued.</td></tr>
<tr><td>2</td><td>1 valid serious complaint (i.e. concerning students' safety) received</td><td>Warning letter will be issued.</td></tr>
<tr><td>3</td><td>Upon issuance of 2 warning letters</td><td>The Authority reserves the right to terminate the Contract or not to exercise the option with the contractor.

The contractor's poor service will be taken into account in any possible future award of new tenders.</td></tr>
</table>
33. The Authority may conduct periodic performance reviews with the contractor, when necessary.

34. The contractors shall remain committed to assist the Customer in resolving service issue (if any).

35. Any change of training date, assessment date or number of students or sessions after the confirmed quantity is provided will be subjected to mutual agreement in writing.
</td>
</tr>
<tr>
<td>Delivery Requirement</td>
<td>
36. The appointed contractor shall provide the Customer with the following within two (2) weeks upon issuance of PO based on the Customer's requirements:
a. confirmed deployed instructors listing as at Appendix 3 and
b. documentations of the deployed instructors which include:
• Valid MOE registration
• Valid SwimSafer 2.0 certification (if teaching Swimsafer 2.0)
• Valid NROC membership (Swimming)
• Valid Standard First-Aid, Cardiopulmonary Resuscitation (CPR) and Automated External Defibrillators (AED) certification

37. Contractor shall confirm and engage assessors fourteen (14) days before the actual practical assessment for SwimSafer 2.0 and SSPA.

38. Any changes to the actual date of practical assessment has to be communicated between the Customer and the contractor. Contractor has to engage assessors fourteen (14) days before the updated practical assessment for SwimSafer 2.0 and SSPA.
</td>
</tr>
<tr>
<td>Price submission for</td>
<td>39. Contractors shall quote the price per pax inclusive of all necessary fees and cost to render the Swimsafer 2.0 Programme</td>
</tr>
</table>

the Tender	and Singapore Swimming Proficiency Awards (SSPA). This include instructor fees, assessment fees and entrance fees, for Swimsafer 2.0 Programme and SSPA held in ActiveSG or school-owned swimming pools. Tenderers can propose alternative venue at no additional cost. 40. The prices quoted in Appendix 1 (Price Schedule) shall be valid for two (2) years + two (2) years.
Documents Submission for Tender Evaluation	41. Tenderers shall submit the following in their tender offer: a. Contingency plans for inclement weather for SwimSafer 2.0 b. Proposed Training Programme for Singapore Swimming Proficiency Award (SSPA) c. Track records and positive feedbacks received for SwimSafer 2.0 and SSPA Programme from 01 Jan 2018 to date d. Duly completed Price Schedule (including concurrent capacity) (Appendix 1) e. Duly completed and endorsed Annex B-1: Undertaking To Safeguard Official Information f. Instructors Deployment List for all proposed instructors (Appendix 3) g. Form of Tender (Annex F)
Specifications for Instructors	
Registration with MOE	42. All Instructors shall be registered with the Ministry of Education. 43. The contractor shall as far as possible deploy the Instructors specified in Appendix 3 (Instructors Deployment List) and shall ensure that any Instructors deployed are registered with the Ministry of Education during the deployment period.
Qualifications	44. Instructors shall have the following certifications: a. Valid National Registry of Coaches (NROC) membership (Swimming) b. Valid Standard First-Aid, Cardiopulmonary Resuscitation (CPR) and Automated External Defibrillators (AED) certification 45. Instructors for SwimSafer 2.0 Programme shall also have a valid SwimSafer 2.0 certification in addition to the above qualifications.
Employment Pass	46. If the Instructor is not a Singapore Citizen, or Permanent Resident, the Instructor must possess a valid Employment Pass issued by the Ministry of Manpower for the purposes of the engagement. 47. This pass must be valid throughout the duration of the Contract.
Language of Instruction	48. English
Evaluation Criteria	
Evaluation Criteria	Critical Evaluation Criteria 49. Tenderer shall not be debarred on or after the closing date of the submission 50. The Authority shall disregard any tenderer's proposal if the

<table>
<tr><td></td><td>tenderer fails to attend the tender briefing required by the Authority.

<u>Other Evaluation Criteria</u>

<table>
<tr><th>Item</th><th>Criteria</th><th>Weightings</th></tr>
<tr><td>1</td><td>Price Consideration (Normalised Cost for SwimSafer 2.0 Programme & SSPA)</td><td>45%</td></tr>
<tr><td>2</td><td>Concurrent Capacity of the Contractor within a Typical Jan to Mar Period</td><td>15%</td></tr>
<tr><td>3</td><td>Contingency Plan for Inclement Weather for SwimSafer 2.0</td><td>15%</td></tr>
<tr><td>4</td><td>Track record of Similar Programmes Conducted</td><td>15%</td></tr>
<tr><td>5</td><td>Positive Feedbacks Received for SwimSafer 2.0 and SSPA Programme</td><td>5%</td></tr>
<tr><td>6</td><td>Quality of Programme for SSPA</td><td>5%</td></tr>
</table>
</td></tr>
<tr><td>Payment</td><td>51. Payment will be made within thirty (30) days from submission of practical results in ActiveSG portal.</td></tr>
<tr><td>Master Conditions of Contract</td><td>52. The conditions of contract set out in Annex B shall govern the Contract between the Authority and the contractor.</td></tr>
<tr><td>Terms and Conditions Governing the Purchase Orders</td><td>53. The conditions of contract set out in Annex C shall govern the Purchase Order between the Authority and the contractor.</td></tr>
<tr><td>Contact person</td><td>a) Name: Aaron Koh Sheng Min
b) Email: aaron_koh@moe.gov.sg
c) Tel: 64609874</td></tr>
</table>

Annex E

TENDER OPENING COMMITTEE & CRITICAL EVALUATION CRITERIA

1 TENDER OPENING COMMITTEE

Not applicable

2 EVALUATION CRITERIA

Tender proposals shall be evaluated based on the following criteria listed below:

2.1 Critical Evaluation Criteria

a) Tenderer shall not be debarred on or after the closing date of the submission.

b) The Authority shall disregard any tenderer's proposal if the tenderer fails to attend the tender briefing required by the Authority.

2.2 Other Evaluation Criteria

No	Criteria	Weightage
1	**Price** Consideration (**Normalised Cost** for SwimSafer 2.0 Programme & SSPA)	**45%**
2	**Concurrent Capacity** of the Contractor within a Typical Jan to Mar Period	**15%**
3	**Contingency Plan** for Inclement Weather for SwimSafer 2.0	**15%**
4	**Track Record** of Similar Programmes Conducted	**15%**
5	**Positive Feedbacks** Received for SwimSafer 2.0 and SSPA Programme	**5%**
6	**Quality of Programme for SSPA**	**5%**
	TOTAL	**100%**

FORM OF TENDER

To:
Government of the Republic of Singapore
c/o Procurement Branch
Ministry of Education
285 Ghim Moh Road
Blk C Level 2
Singapore 279622

Name(s) of Tenderer(s):[1]

Address:

TENDER NO: MOE/19/PB/08-017

1 We offer and undertake on your acceptance of this Tender Offer to supply goods and services as specified in the Requirements Specifications in accordance with the Instructions to Tenderer in your Invitation to Tender and the terms and conditions as agreed upon between you and us.

2 Our Tender Offer is fully consistent with and does not contradict or derogate from anything in your Invitation to Tender. We may include in our Tender Offer alternative offer(s) which comply with your Invitation to Tender.

3 Where required by you, we shall execute a formal agreement in the appropriate form incorporating the terms and conditions as agreed upon between you and us. Until the said formal agreement is executed, this Tender Offer together with your written acceptance, shall constitute a binding agreement between us.

4 Our offer is valid for the Validity Period as specified in the Invitation to Tender and for any such extension of the period as may be agreed in writing by the Tenderer at the request of the School.

5 Our prices for the goods and services to be supplied by us are stated in the price schedule attached to our Tender Offer.

6 We further undertake to give you any further information which you may require.

7 We warrant, represent and declare that we have the power to enter into, perform and deliver, and have taken all necessary action to authorise our entry into, performance and delivery of, the binding agreement upon your written acceptance of our Tender Offer.

[1] If the Tender Offer is submitted by a consortium, each member of the consortium shall be named. The Lead Member of the consortium shall submit the Tender Offer on behalf of the consortium members. Documentary proof must be provided that the Lead Member is authorised by all members of the consortium to submit, sign the Tender Offer, receive instructions, give any information, accept any contract and act for and on behalf of all the members of the consortium. Each member of the consortium shall be listed. For example, the Name(s) of Tenderer(s) field should read "[Name of Lead Member], acting in its own name and in the name and for and on behalf of [Name(s) of other Consortium Member(s)]".

[No handwritten signature or company stamp is required for documents submitted through GeBIZ. The Government/Statutory Board shall be entitled to rely on the use or entry of the prescribed Authentication Device (as defined in the Terms and Conditions For Use Of The Government Electronic Business) by the Tenderer or its representative(s) as the authorised signature of the Tenderer, as conclusive evidence of the authenticity of the submitted document and the authority of the originator of the submitted document.]

Appendix 1

Please complete and submit this as an attachment in GeBIZ

Price Schedule

The price quoted per pax shall be inclusive of all necessary fees and cost to render the Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA) as per Annex D (Requirements Specifications). This include instructor fees, assessment fees and entrance fees, for Swimsafer 2.0 Programme and/or SSPA held in ActiveSG or school-owned swimming pools. Tenderers can propose alternative venue at no additional cost.

Tenderers shall quote for all rates and the maximum number of students they can concurrently support to complete the SwimSafer 2.0 and SSPA programme within a typical Jan to Mar period under this Appendix to be considered for evaluation and award.

Company: ____________________

Maximum number of students Tenderer can support concurrently in completing the SwimSafer 2.0 and SSPA programme within a typical Jan to Mar period: ________________________

FIRM CONTRACT PERIOD (FOR TWO BASE YEARS)

(Tenderers to note that the commencement of the programme is based on PO issued during the contract period, with programme commencement date not later than 6 months from end of the contract period)

S/N	Description	Unit Price (S$) *(Price to be submitted in GeBIZ)*
Base Requirement		
1	Provision of a **12-hour** Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA)	$______/Pax
Other Rates under the Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA) **(As-and-when required)**		
2	Provision of an **additional 1-hour** session	$______/Pax
3	Provision of an **additional 1.25-hour** session	$______/Pax
4	Provision of an **additional 1.5-hour** session	$______/Pax
5	Provision of an **additional 2-hour** session	$______/Pax
6	Provision of **make-up assessment** due to **failure/absenteeism**	$______/Pax

7	Provision of **make-up assessment** due to **inclement weather**[2]	$______/Pax

OPTION CONTRACT PERIOD (FOR TWO YEARS)
(Tenderers to note that the commencement of the programme is based on PO issued during the contract period, with programme commencement date not later than 6 months from end of the contract period)

S/N	Description	Unit Price (S$) *(Price to be submitted in GeBIZ)*
Base Requirement		
1	Provision of a **12-hour** Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA)	$______/Pax
Other Rates under the Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA) **(As-and-when required)**		
2	Provision of an **additional 1-hour** session	$______/Pax
3	Provision of an **additional 1.25-hour** session	$______/Pax
4	Provision of an **additional 1.5-hour** session	$______/Pax
5	Provision of an **additional 2-hour** session	$______/Pax
6	Provision of **make-up assessment** due to **failure/absenteeism**	$______/Pax
7	Provision of **make-up assessment** due to **inclement weather**[3]	$______/Pax

[2] Due to inclement weather, ActiveSG and Singapore Swimming Association will bear the cost of SwimSafer 2.0 and SSPA make up assessment fee respectively. Hence, vendor shall not charge for make-up assessment fee due to inclement weather.

[3] Due to inclement weather, ActiveSG and Singapore Swimming Association will bear the cost of SwimSafer 2.0 and SSPA make up assessment fee respectively. Hence, vendor shall not charge for make-up assessment fee due to inclement weather.

APPENDIX 2

EXPECTATIONS[4] OF INSTRUCTORS

All Instructors shall note and practise the following areas of responsibilities and behaviour during **all of his or her** school engagements.

1. **Conduct**

1.1 Instructors **shall not**:

(a) Display or distribute materials, or use language that may be offensive.

(b) Display inappropriate and undesirable behaviour, be it verbal, physical or otherwise, that can be misunderstood or seen to be unprofessional, discriminatory or harassing.

(c) Display intimidating, abusive or threatening behaviour.

(d) Assume the identity of any other individual, whether verbally, in writing, or behave in a manner where he or she may be mistaken for another individual (e.g. claiming to be an MOE teacher on social media).

(e) Post content in relation to any school activities on social media networks or platforms without the express written consent of the school.

(f) Use language that is profane, vulgar, demeaning or sexually suggestive when interacting with students.

1.2 Instructors **shall**:

(a) Abide by the laws of Singapore and that of any country in which he or she is sent to fulfill the services under the contract.

(b) Practise good sportsmanship in word and behaviour by using appropriate language, tone and gestures.

(c) Display, promote and instill respectable and amicable behaviour.

(d) Uphold the values of clean sport and anti-doping, by agreeing to comply with all relevant anti-doping rules in line with the World Anti-Doping Code, and to cooperate with the relevant anti-doping authorities should such a need arise; and to be a positive influence to those under his charge with respect to these values.

(e) Conduct himself or herself in a manner that is proper and appropriate for a professional in his or her field of instruction.

(f) Promote fair and positive interactions, friendliness and promote team spirit between students, taking into account their potentially diverse backgrounds.

(g) Dress appropriately and be punctual for all activities and practice sessions.

[4] This list is not exhaustive.

1.3 Instructors, in caring for students and carrying out his or her professional responsibilities, is expected to maintain a professional relationship with students at all times, including when building rapport with students. This includes:

(a) <u>Maintaining Instructor-student boundaries</u>

i. Instructors shall avoid being alone in an enclosed room or secluded space with a student, where such one-on-one meetings can be easily misunderstood. Instructors are expected to take the necessary precautions to ensure that meetings with students are conducted appropriately, according to the context and the circumstance, e.g. by carrying out the meeting in an open setting, whether in the school compound or any other place where the activity takes place.

ii. Instructors should appreciate fully that the responsibility is on them, and not the student, to distance himself/herself from any potentially inappropriate situations, which might include, but is not limited to:

(A) taking steps to discourage infatuations that can sometimes develop between students and Instructors. Instructors need to handle these sensitively and take steps to discourage any romantic notions from being formed, while minimising hurt and distress to the student concerned; and

(B) taking steps to discourage romantic or inappropriate advances by a student.

iii. Instructors are not to engage in indecent or offensive actions of a sexual nature or attempt to establish an inappropriate relationship with a student, which might include, but is not limited to:

(A) Moving the Instructor-student relationship to a personal level, e.g. revealing personal problems to the student; inviting student to social events.

(B) Displaying flirtatious behaviour or expressing romantic feelings towards a student.

(C) Dating a student.

(D) Using sexually suggestive or inappropriate language or displaying sexually explicit or inappropriate material to students.

(E) Engaging in harassing behaviour, including sexual harassment.

(F) Grooming a student for a sexual relationship or sexual abuse.

(G) Having a sexual or romantic relationship with a student.

iv. The expectations in this paragraph 1.3 are applicable, regardless of whether:

(A) the student is taught by, or under the care of, the relevant Instructor;

(B) the student is in the same or different school as the relevant Instructor;

(C) the student has consented to the relationship; or

(D) the relationship is condoned by the student's parents, legal guardians or caregivers.

(b) <u>Appropriate physical contact</u>

i. Instructors are expected to make sound professional judgment and choices in deciding what is considered appropriate physical contact. In deciding on the importance and necessity of physical contact as the basis for thoughtful interactions with students, Instructors should recognise that Instructor-student physical contact is dependent on the circumstances, context, age, gender and maturity of the student.

For instance, for Sports, Dance and Drama CCAs, physical contact should be made only when it is deemed necessary and appropriate to an Instructor's role and responsibilities.

ii. Examples of occasions where physical contact is appropriate or necessary are:

(A) rendering first aid to a student;

(B) preventing injury (e.g. confidence spotting or unplanned catching to prevent injury in PE and Sports CCA, falling or overarching the back in Dance and Drama CCA);

(C) carrying or moving a student away from a dangerous situation;

(D) when there is clearly unavoidable contact required in the coaching of Sports, Dance, Drama or Music for the sole purpose of demonstrating, assisting in, developing, correcting or refining movements, skills, techniques or posture (e.g. when demonstrating or guiding movement pattern for learning of new technique and skills, such as a new tumbling move or swimming stroke in Gymnastics or Swimming respectively; when assisting movement, balances, stretches and weight-bearing movements in Gymnastics); and

(E) meeting the requirements of a sport.

iii. Where physical contact is appropriate or necessary, Instructors shall ensure that:

(A) the need for physical contact be minimised;

(B) the rationale for and description of physical contact to meet the requirements of any sport shall be made clear and transparent to the student(s) and teacher-in-charge at the beginning of the programme (e.g. placing contact on shoulder or hips for swimming and gymnastics);

(C) students must give consent when physical contact is necessary for the development of a skill;

(D) students shall be asked to voice concerns if the physical contact makes them feel uncomfortable, distressed, embarrassed or threatened, and in such case(s), the physical contact shall be withdrawn immediately;

(E) physical contact must be in the presence of others, including the teacher-in-charge;

(F) there is no touching of the genitals or chest areas, and body parts in close proximity to those areas.

iv. Instructors shall not have any physical contact with a student where such contact:

(A) may be seen as a form of physical punishment;

(B) is inappropriate and unjustified;

(C) has, or may be seen or misunderstood as having, romantic or sexual undertones;

(D) may cause discomfort to the student, his or her parents or guardian or witnesses (e.g. any sort of hugging regardless of the circumstance).

v. In the case of students with a disability, Instructors shall be mindful that specific support or assistance may be required. Instructors shall:

(A) seek permission from the student before the specific support or assistance is given; and

(B) where such specific support or assistance is rendered (e.g. the student is lifted or manually supported), Instructors must exercise care and treat the individual student with dignity and respect.

(c) <u>Out-of-school and after-school activities</u>

i. When deciding whether his or her presence is required at out-of-school or after-school social outings with students, Instructors shall take into consideration the following:

(A) the intent of the outing;

(B) the school's stand or policies on student-initiated group outings;

(C) maintaining an appropriate, professional relationship;

(D) the expectations of the students' parents in terms of the Instructor's role or presence in out-of-school and after-school situations; and

(E) the possible occurrence of any unintended consequences.

ii. Instructors shall not organize activities, practice sessions or trips during any school vacations without the teachers' or schools' knowledge and approval. This is to avoid taking up too much of the students' time during school vacations.

iii. Instructors shall not extend or, accept an invitation to, or attend a social event with a student, on a one-on-one basis.

iv. Instructors shall not visit a student's home, unless absolutely necessary and accompanied by a teacher of the school. In such instances, the school principal must give prior approval for the visit.

(d) Communications[5] with students

i. Instructors shall make sound professional judgment to ensure that communication with students is kept within professional parameters.

ii. Instructors shall ensure that the content of conversations or communication with students, especially in one-on-one interactions:

(A) are not of a personal nature to the Instructor or to the student, especially when the content can be misunderstood to have crossed the boundary of Instructor-student relationships (e.g. using internet platforms like chat rooms, online forums, including the use of false personas that can mislead the student);

(B) are not inappropriate in content (e.g. about violence or pornography); and

(C) do not take a position that supports or advances a particular religious, racial, political, sexual or sexist view or inclination that is in conflict with established norms of Singapore society.

iii. Instructors shall ensure that his or her demeanour, language and attitude when communicating with students:

(A) is not profane, vulgar or demeaning; and

(B) does not amount to harassment including sexual harassment (e.g. commenting on students' bodies in an inappropriate manner, talking about student's sexuality, teasing about gender stereotypes/orientation).

iv. Instructors shall not post content on social media that:

(A) names any student, or causes any student or students to be identified;

[5] Communication refers to face-to-face interactions, electronic means of communication, online communication and the use of social media.

(B) includes a picture or a photograph of any student or students;

(C) amounts to a rant or tirade against any student or students;

(D) tags a student or students and makes an offensive remark;

(E) describes a student or students in a profane, vulgar or demeaning manner.

1.4 Instructors shall respect the cultural, ethnic and religious differences of the students he or she is interacts with, and shall, when organising learning and interactions with students, take into account their diversity. In this regard, Instructors shall:

(a) observe procedural fairness and objectivity in making decisions concerning the students; and

(b) refrain from conduct and practices that may call into question the impartiality of his or her actions or words, such as proselytising (i.e. advocating a political, culturally-biased or religious agenda).

1.5 In the management and discipline of students, Instructors shall recognise, respect and uphold the dignity and worth of each student. Instructors shall manage students in a just and considerate manner, and act in their best interests at all times. In this regard, Instructors shall:

(a) familiarise himself with and comply with school or MOE policies relating to the management and discipline of students (including the use of corporal punishment);

(b) exercise authority and apply discipline promptly, impartially, appropriately and with care;

(c) be firmly aware of the impact of inappropriate and unreasonable acts directed at students, e.g. sustained criticism, ridicule or teasing, persistent hostility, verbal abuse, rejection or the imposition of social isolation with the intention to belittle, or discredit the student;

(d) respond to signs that threaten a student's well-being and welfare, e.g. bullying, or harm done to or by students.

1.6 If aggressive behaviour is displayed by students and directed at an Instructor, an Instructor's colleagues, another student or a member of the school staff, an Instructor should assess the situation and determine if it is of serious safety concern. If so, assistance should be sought immediately.

1.7 Instructors shall not reciprocate the aggressive behaviour whether in word or action, unless circumstances require an Instructor to:

(a) defend himself or herself due to personal safety concerns;

(b) intervene in order to protect another Instructor, student or member of the school staff from potential harm; or

(c) use reasonable physical restraint to prevent the student from injuring himself/herself.

1.8 If reciprocal force is necessary to restrain a student or students, Instructors shall only use such force as is:

(a) proportionate to the threat; and

(b) no greater than is reasonably necessary; for such time as is required to stop the aggressive behaviour.

1.9 Instructors are expected to maintain a professional relationship with parents and stakeholders at all times. Instructors shall not:

(a) request for additional funds from parents;

(b) write to parents to promote any specific cause or belief; or

(c) make any request for business from students under his or her charge, or from their parents for the provision of services similar or identical to the Instructors' current services in the school. To avoid conflicts of interest, Instructors shall also manage the treatment of students under his or her charge in a fair and unbiased manner, including, but not limited to, the selection of students to represent the school at competitions or other activities.

1.10 Instructors shall handle students' personal information in a sensitive and thoughtful manner, especially where such personal information concerns the student's health or family problems. As a steward of students' confidential information, Instructors shall ensure that confidential information and data (e.g. personal particulars of students for registration for a contest) collected from students are for official purposes and should not be disclosed in any form or in any place. Confidential information of students refers to information and data about the student's personal identification, family details, health or personal records obtained in the course of professional work.

2. <u>Taking necessary safety precautions and measures</u>

2.1 Instructors shall ensure that the physical and emotional safety and security of students are always a priority. To this end, the Instructor shall:

(a) Abide by MOE's and the school's guidelines and safety standards (as advised by teacher-in-charge of CCA or school-based programme).

(b) adequate safety measures are actively put in place during activities conducted by the Instructor.

(c) Instructors shall not expose students to any potentially dangerous situations.

2.2 Instructors shall assist the teacher-in-charge in the conduct of standard safety briefings for students and include safety briefings that are specific to the CCA or /programme they are in charge of.

2.3 Instructors shall assist the teacher-in-charge in the use of the Risk Assessment and Management System (RAMS) to ensure safety measures are in place when organising activities.

2.4 Instructors shall advise the school on specific safety measures pertaining to his or her field of instruction that are necessary over and above the general measures taken by the school.

3. **Miscellaneous**

3.1 Instructors shall not collect money from students for any purpose, unless authorised to do so by the school. Where such collection of monies is authorised by the school, Instructors shall keep proper accounts of the same.

3.2 Instructors shall not involve students in activities other than school activities without school's approval.

3.3 Instructors shall not make any commitments for the school on the school's behalf.

4. **Professional Development**

1.1 Instructors shall remain well-informed in specialised areas by participating regularly in on-going sharing or training sessions by respective agencies (e.g. National Sports Association, National Arts Council, respective professional bodies or boards, MOE).

INSTRUCTOR DEPLOYMENT LIST

According to Clause 13 of Annex C, all Instructors supplied by the Contractor shall be registered with the Ministry of Education, and remain successfully registered throughout the deployment period.

The Contractor shall as far as possible deploy the Instructors specified in Appendix 3 (Instructors Deployment List) and shall ensure that any Instructors deployed are registered with the Ministry of Education during the deployment period.

Instructor Deployed for SwimSafer 2.0 Programme and Singapore Swimming Proficiency Award (SSPA) Company: ____________________			
No.	**Full Name as in NRIC/FIN**	**NRIC/FIN**	**MOE Registration Expiry Date**
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9			
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285 Ghim Moh Road
Blk C Level 2
Singapore 279622
Robinson Road P.O. Box 746
Telephone: (65) 6597 6527
Facsimile : (65) 6774 8110
Website : www.moe.gov.sg

Ministry of Education
SINGAPORE

LETTER OF ACCEPTANCE

Contract No.: MOE/19/PB/08-017

Date: 24 Aug 2020

Fitness Champs Pte Ltd
Proxima Gambas
50 Gambas Crescent
#10-28
Singapore 757022

Attn: Ms Joyce Lee Jue Hui
Director

Dear Ms Lee,

PERIOD CONTRACT FOR THE SUPPLY OF SWIMSAFER 2.0 AND SINGAPORE SWIMMING PROFICIENCY AWARD INSTRUCTORS FOR A PERIOD OF TWO (2) YEARS WITH AN OPTION TO EXTEND FOR ANOTHER TWO YEARS (TENDER NO.: MOE/19/PB/08-017)

1. I am pleased to inform you that your company has been appointed under the panel of suppliers to undertake the supply of SwimSafer 2.0 and Singapore Swimming Proficiency Award instructors. Details of the contract as shown below:

a. Per Clause 3 of the Master Conditions of Contract (Annex B) of the Tender document dated 21 Nov 2019, the Master Contract shall be valid upon issuance of the Letter of Acceptance or contract signing and the services shall commence on the date of commencement specified in the Letter of Acceptance and shall continue in force for a period of two years, unless terminated in accordance with the terms of this Master Contract. This Master Contract shall commence from 1 November 2020 to 31 October 2022, with an option to extend for another two years.

b. The unit rates as submitted in your tender offer and attached at Annex A of this Letter of Acceptance.

2. The award of this Tender is subject to all the terms and conditions in the Tender documents dated 21 November 2019 and 16 June 2020. As stated in the Tenders, your tender offers, clarifications made during our tender evaluation period from 16

December 2019 to 20 February 2020 and 23 June 2020 to 26 June 2020 and this Letter of Acceptance shall constitute a binding contract ("the Contract") between your company and the Authority.

3. Should you require any clarification, please contact Mr Aaron Koh at Tel: 6460 9874, Mr Arthur Lim at Tel: 64609876 or Ms Phua Gouyue at Tel: 6704 4647.

Yours sincerely,

Mr Wong Siew Hoong
Director-General of Education
for Permanent Secretary (Education)
Ministry of Education

Annex A

FIRM PERIOD (FOR SERVICES FOR TWO BASE YEARS)

S/N	Description	Unit Price (S$)
Base Requirement		
1	Provision of a **12-hour** Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA)	$ 80.00 / Pax
Other Rates under the Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA) **(As-and-when required)**		
2	Provision of an **additional 1-hour** session	$ 6.00 / Pax
3	Provision of an **additional 1.25-hour** session	$ 7.50 / Pax
4	Provision of an **additional 1.5-hour** session	$ 9.00 / Pax
5	Provision of an **additional 2-hour** session	$ 12.00 / Pax
6	Provision of **make-up assessment** due to **failure/absenteeism**	$ 10.00 / Pax
7	Provision of **make-up assessment** due to **inclement weather**	$ 6.00 / Pax

OPTION PERIOD (FOR SERVICES FOR TWO OPTION YEARS)

S/N	Description	Unit Price (S$)
Base Requirement		
1	Provision of a **12-hour** Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA)	$ 82.00 / Pax
Other Rates under the Swimsafer 2.0 Programme and/or Singapore Swimming Proficiency Awards (SSPA) **(As-and-when required)**		
2	Provision of an **additional 1-hour** session	$ 8.00 / Pax
3	Provision of an **additional 1.25-hour** session	$ 10.00 / Pax
4	Provision of an **additional 1.5-hour** session	$ 12.00 / Pax
5	Provision of an **additional 2-hour** session	$ 16.00 / Pax
6	Provision of **make-up assessment** due to **failure/absenteeism**	$ 10.00 / Pax
7	Provision of **make-up assessment** due to **inclement weather**	$ 8.00 / Pax

Restricted

Ministry of Education
SINGAPORE

3 Oct 2023

Fitness Champs Pte Ltd
7030 Ang Mo Kio Avenue 5, Northstar, #09-102 Singapore 569880

Attn: Joyce Lee Jue Hui

Dear Madam

NOTICE TO EXERCISE OPTION FOR CONTRACT NO: MOE/19/PB/08-017 FOR THE SUPPLY OF SWIMSAFER 2.0 AND SINGAPORE SWIMMING PROFICIENCY AWARD INSTRUCTORS

Pursuant to Clause **3.2** of the Master Conditions of Contract (**Annex B**) for the above mentioned contract, the Authority hereby give notice that we exercise the following option:

S/N.	Description	Contract Period
1	The Master Contract Period may be extended for a period of **two (2) years on an annual basis** by notice in writing from the Authority prior to the expiry of any subsisting Master Contract Period. The option to extend the Master Contract Period shall be at the sole discretion of the Authority. The option, if exercised, shall be on the same terms and conditions as those contained in the Master Contract, and any other terms that may be mutually agreed in writing.	1 Nov 2023 to 31 Oct 2024

The terms and conditions of the Contract and the rates/prices in accordance with the Price Schedule and Variation Agreements / Orders (if any) shall apply to the Renewed Period / exercised option(s).

Should you require any clarification, please contact **Vincent Huang** at **64609896 or Vincent_HUANG@moe.gov.sg**. Thank you.

Yours Sincerely,

Ms Liew Wei Li
Director-General of Education
for Permanent Secretary (Education)
Ministry of Education